Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

Dated as of

October 29, 2025

by and among

EUREKA ACQUISITION CORP

MARINE THINKING INC., and

17358750 CANADA INC.

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ii

Annexes and Exhibits

Annex 1 Amalgamation Agreement

Exhibit A Form of Voting Agreement

Exhibit B Form of Support Agreement

Exhibit C Form of Registration Rights Agreement

Exhibit D Forms of Lock-up Agreement

Exhibit E Form of Non-Compete Agreement

Exhibit F Form of New Articles

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EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of October 29, 2025 (the “Signing Date”), by and among the SPAC (as defined below), Marine Thinking Inc., a company incorporated under the CBCA (as defined below) (the “Company”, prior to the Amalgamation (as defined below), references to the Company shall be to Marine Thinking Inc., and following the Amalgamation, references to the Company shall be to the Amalco (as defined below)), and 17358750 Canada Inc., a company incorporated under the CBCA and a wholly-owned subsidiary of the SPAC (the “Amalgamation Sub”). The SPAC, the Company and the Amalgamation Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the SPAC is a blank check company under the United States federal securities laws and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Amalgamation Sub is a newly incorporated entity formed solely for the purposes of the Transactions (as defined below) and a wholly-owned subsidiary of the SPAC;

WHEREAS, immediately prior to the Closing (as defined below), the SPAC shall complete the SPAC Continuance (as defined below) and the SPAC will be renamed “Marine Thinking Holdings Inc.” or such other name as the Parties may agree on, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the Closing, upon the terms and subject to the conditions of this Agreement, the Company and the Amalgamation Sub shall amalgamate and continue as one company (the Company after such amalgamation may also be referred to as the “Amalco”), pursuant to section 181 of the CBCA, and following such amalgamation the Amalco shall become a direct, wholly owned Subsidiary of the SPAC;

WHEREAS, for U.S. federal income tax and applicable state income tax purposes, (a) each of the SPAC Continuance and the Amalgamation is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and (b) to the extent applicable, this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to each of the SPAC Continuance and the Amalgamation within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder ((a) and (b) collectively, the “Intended US Tax Treatment”);

WHEREAS, for Canadian federal income tax and applicable provincial income tax purposes, the Amalgamation is intended to constitute an amalgamation within the meaning of section 87 of the Tax Act and be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act (the “Intended Canada Tax Treatment” and collectively with the Intended US Tax Treatment, the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution of this Agreement, the SPAC has received the voting agreement in substantially the form attached as Exhibit A hereto (the “Voting Agreement”) duly executed by the Company and certain of the Company Shareholders holding the requisite number of Company Shares for obtaining the Company Shareholder Approval;

WHEREAS, concurrently with the execution of this Agreement, Hercules Capital Management Corp, a British Virgin Islands company (the “IPO Sponsor”), the SPAC and the Company have entered into a support agreement in substantially the form attached as Exhibit B hereto (the “Support Agreement”);

WHEREAS, at the Closing, the SPAC, each of the Company Shareholders, the IPO Sponsor and certain other parties are entering into an amended and restated registration rights agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

WHEREAS, at the Closing, each of the IPO Sponsor and the Lock-up Company Shareholders will enter into a lock-up agreement with the SPAC in substantially the applicable form attached hereto as Exhibit D (collectively, the “Lock-up Agreements”);

WHEREAS, at the Closing, the SPAC and certain of the Company Shareholders will enter into a non-compete and non-solicitation agreement in substantially the form attached hereto as Exhibit E (collectively, the “Non-Compete Agreements”);

WHEREAS, at the Closing, the SPAC and each Key Executive will enter into an employment agreement in a form to be agreed by the SPAC and the Company (collectively, the “Employment Agreements”);

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement, other Transaction Documents and the Transactions are fair to, and in the best interests of the Company, (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the Transactions, (iii) directed this Agreement, other Transaction Documents and the Transactions, as applicable, to be submitted to approval by the Company Shareholders and (iv) resolved to recommend that the Company Shareholders to approve this Agreement, other Transaction Documents and the Transactions (the “Company Board Approval”);

WHEREAS, the SPAC Board has unanimously (a) determined that this Agreement, other Transaction Documents and the Transactions are fair to, and in the best interests of the SPAC and constitute a “Business Combination” as such term is defined in the SPAC’s Organizational Documents, (b) approved the execution, delivery and performance of this Agreement and the other Transaction Documents by the SPAC and the consummation of the Transactions, (iii) directed this Agreement, other Transaction Documents and the Transactions to be submitted to approval by the SPAC Shareholders, and (iv) resolved to recommend, among other things, that the SPAC Shareholders to approve this Agreement, other Transaction Documents and the Transactions; and

WHEREAS, in furtherance of the Transactions, the SPAC shall provide an opportunity to the SPAC Shareholders to have their SPAC Class A Shares redeemed for consideration on the terms and subject to the conditions set forth in the SPAC Organizational Documents and the Trust Agreement in conjunction with obtaining the SPAC Shareholder Approval.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I.
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Promissory Notes” has the meaning given to such term in Section 5.23.

“Additional SPAC SEC Documents” has the meaning given to such term in Section 4.10.

“Adjournment Proposal” has the meaning given to such term in Section 5.5(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Alternative Exchange” has the meaning given to such term in Section 5.16.

“Alternative Proposal” has the meaning given to such term in Section 5.2.

“Alternative Transaction” has the meaning given to such term in Section 5.2.

“Amalco” has the meaning given to such term in the Recitals.

“Amalco Shares” means the shares in the capital of the Amalco.

“Amalgamation Agreement” means the amalgamation agreement in substantially the form attached hereto as Annex 1 to be entered into among the Company, the Amalgamation Sub and the SPAC pursuant to Section 182 of the CBCA, to effect the Amalgamation.

“Amalgamation Application” means the amalgamation application in connection with the Amalgamation to be filed with CBCA Director and any amendment or variation thereto made in accordance with the provisions of the CBCA.

“Amalgamation Consideration Shares” means, with respect to any Company Shareholder, the SPAC Class A Shares it is entitled to receive pursuant to Section 2.3(e)(i), and with respect to all Company Shareholders, the aggregate number of SPAC Class A Shares that will be issued to the Company Shareholders in connection with the Amalgamation.

“Amalgamation Effective Time” has the meaning given to such term in Section 2.1(a).

“Amalgamation Multiple” means the Total Share Consideration, divided by the Total Company Share Number.

“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, the Corruption of Foreign Public Officers Act (Canada), OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Criminal Code (Canada), and any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Arbitrator” has the meaning given to such term in Section 7.1.

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

“Balance Sheet Date” means April 30, 2025.

“Books and Records” means all books and records, ledgers, accounts, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” means autonomous marine technology, with specialization in developing and integrating AI-powered systems for marine operations.

“Business Combination” has the meaning given to such term in the SPAC’s Organizational Documents.

“Business Combination Proposal”has the meaning given to such term in Section 5.5(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, Cayman Islands, Canada and Hong Kong are authorized to close for business.

“CAD” means the Canadian dollar.

“CBCA” means the Canada Business Corporations Act, as amended from time to time or re-enacted and includes any regulations thereunder.

“CBCA Director” means the director appointed by Minister of Innovation, Science and Industry of Canada under Section 260 of CBCA;

“Certificate of Amalgamation” means the certificate of Amalgamation issued in respect of the formation of Amalco upon completed on the Amalgamation;

“Closing” has the meaning given to such term in Section 2.2.

“Closing Date” has the meaning given to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Company Amalgamation Resolution” means the special resolution of the holders of Company Shares authorizing, approving and consenting to the adoption, execution, delivery and performance of this Agreement and each of the Transaction Documents and transactions contemplated hereby and thereby, including the Amalgamation, and which may be obtained either (a) at a Company Special Meeting or (b) by way of a written consent resolution of all the Company Shareholders;

“Company Approvals” has the meaning set forth in Section 5.6.

“Company Board Approval” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning given to such term in Article III.

“Company Equity Plan” means, collectively, each plan of the Group Companies that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company. For clarity, none of the Company Option Agreements is a “Company Equity Plan.”

“Company Information Circular” has the meaning set forth in Section 5.7(a).

“Company’s Knowledge” means the knowledge of the Key Executives, after reasonable due inquiry.

“Company Material Adverse Effect” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations, properties or regulatory environment of the Group Companies and their business, taken as a whole, whether or not arising from transactions in the Ordinary Course, provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Group Companies operate (including customs and trade policies); (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the SPAC; (vi) any changes inapplicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; or (viii) any natural or man-made disaster or acts of God; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) to (viii) (other than (v)) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a materially disproportionate effect on any Group Company compared to other participants in the industries in which any Group Company primarily conducts its businesses. Notwithstanding the foregoing, the failure to consummate any Pre-IPO Investment Financing or to obtain any other financing shall not be deemed to be a Company Material Adverse Effect.

“Company Options” means each option to purchase Company Shares that is outstanding and unexercised, granted pursuant to the Company Option Agreements.

“Company Option Agreements” means the agreements entered into between the Company and the employees of the Company in a form reasonably satisfactory to the SPAC after the date hereof and before the Closing pursuant to which the Company grants certain Company Options to such employees.

“Company Share Schedule” has the meaning set forth in Section 2.3(g).

“Company Shares” means the common shares in the capital of the Company.

“Company Shareholder” means each holder of Company Shares, and “Company Shareholders” refers to all of them.

“Company Shareholder Approval” has the meaning set forth in Section 5.6.

“Company Valuation” means the sum of (a) $130 million plus (b) if and only to the extent there is any Pre-IPO Investment, the amount of cash proceeds from the Pre-IPO Investment(s) actually received by the Company (after deduction of costs and expenses incurred by the Company in connection with the Pre-IPO Investment(s)), which amount shall in no event exceed $6.5 million.

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Director Appointment Proposal” has the meaning given to such term in Section 5.5(a).

“Dissent Shares” has the meaning given to it in Section 2.8.

“Dissenting Shareholder” means a registered holder of Company Shares who has validly exercised its dissent rights in respect of the Amalgamation and transactions relating thereto under the applicable provisions of the CBCA and has not withdrawn from such exercise of dissent rights.

“D&O Indemnified Parties” has the meaning given to such term in Section 5.20.

“Employment Agreements” has the meaning given to such term in the Recitals.

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Securities” shall mean any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Incentive Plan Proposal” has the meaning given to such term in Section 5.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” means the opinion by King Kee Appraisal and Advisory Limited dated October 10, 2025.

“Financial Statements” has the meaning given to such term in Section 3.7(a).

“Financing” has the meaning given to such term in Section 5.9.

“Finder’s Agreement” means the finder’s agreement, dated April 1, 2025, by and between the SPAC and Alpha Innovators Limited, as may be amended from time to time.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Official” means (a) an officer or employee of any national, regional, local or other component of government, (b) a director, officer or employee of any entity in which a government or any component of a government possesses a majority interest; (c) a political party or political party official; and (e) any individual who is acting in an official capacity for any government, component of a government, or political party.

“Group Companies” means collectively, the Company and its Subsidiaries and “Group Company” refers to any of them.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board, consistently applied.

“IPO” means the initial public offering of the SPAC pursuant to the IPO Prospectus.

“IPO Prospectus” means the prospectus of the SPAC’s offering of 5,750,000 units (including the exercised over-allotment option) dated July 2, 2024 and filed with the SEC (Registration No. 333-277780).

“IPO Sponsor” has the meaning given to such term in the Recitals.

“In The Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price of the option.

“Indebtedness” with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Initial Promissory Note” means the promissory note issued by the SPAC to the IPO Sponsor, pursuant to which the IPO Sponsor has agreed to provide to the SPAC loans for an aggregate principal amount up to $150,000 in total in accordance with the terms thereof.

“Intellectual Property” means any and all intellectual property and proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents and utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and related rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

“Intended Canada Tax Treatment” has the meaning given to such term in the Recitals.

“Intended Tax Treatment” means has the meaning given to such term in the Recitals.

“Intended US Tax Treatment” has the meaning given to such term in the Recitals.

“Key Executive” means each of Lishao Wang, Wenwen Pei, Tianye Wang and Xiaoge Cheng.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-up Agreement” has the meaning given to such term in the Recitals.

“Lock-up Company Shareholders” means such Company Shareholders as mutually agreed by the SPAC and the Company should sign the Lock-up Agreements.

“Lookback Date” means May 1, 2020.

“Material Contracts” has the meaning given to such term in Section 3.12(a).

“Non-Compete Agreements” has the meaning given to such term in the Recitals.

“OPA Assignee” has the meaning given to such term in Section 5.1(a)(iii).

“Option Purchase Agreement” means the option purchase agreement, dated as of July 6, 2025, by and between the IPO Sponsor and the Company.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Closing Date” has the meaning given to such term in Section 8.1.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Organizational Documents Proposal” has the meaning given to such term in Section 5.5(a).

“PCAOB Financials” has the meaning given to such term in Section 5.14(a).

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the SPAC; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate and (C) that do not result from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to the applicable accounting principles and standards).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Permit” means any permit, license, approval, certificate, qualification, consent or authorization issued by an Authority.

“Pre-IPO Investments” has the meaning given to it in Section 5.12.

“Promissory Notes” has the meaning given to such term in Section 5.23.

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the transactions contemplated hereby, to be used for the purpose of soliciting proxies from the SPAC Shareholders to approve the transactions contemplated hereby.

“Proxy/Registration Statement” has the meaning given to such term in Section 5.5(a).

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redemption Price” means $10 per SPAC Class A Share (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like prior to the Closing).

“Registration Rights Agreement” means has the meaning given to such term in the Recitals.

“Representatives” of a Person means, collectively, such Person’s Affiliates, and the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Rollover Option” has the meaning given to it in Section 2.3(e)(iii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774), and the Export Controls Act of 2018, 22 U.S.C. 2751 et seq., the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, (b) economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, Global Affairs Canada, Her Majesty’s Treasury of the United Kingdom, or (c) anti-boycott measures.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Shareholders’ Agreement” means the unanimous shareholders’ agreement dated May 23, 2022, between the Company and the holders of Company Shares.

“Software” means any (a) computer, mobile, or device programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“SPAC” means, (i) prior to the SPAC Continuance, Eureka Acquisition Corp, a Cayman Islands exempted company, and (ii) after the SPAC Continuance, Marine Thinking Holdings Inc. (or such other name as may be agreed by the Parties), a company incorporated under the CBCA and continued from Eureka Acquisition Corp in the Cayman Islands to Canada.

“SPAC Board” means the board of directors of the SPAC.

“SPAC Board Recommendation” has the meaning given to such term in Section 5.5(b)(ii).

“SPAC Class A Shares” means (i) prior to the SPAC Continuance, the Class A ordinary shares of the SPAC, par value $0.0001 per share and (ii) following the SPAC Continuance, SPAC Class A Shares shall mean the Class A common shares without par value in the authorized share capital of the SPAC.

“SPAC Class B Shares” means (i) prior to the SPAC Continuance, the Class B ordinary shares of the SPAC, par value $0.0001 per share and (ii) following the SPAC Continuance, SPAC Class B Shares shall mean the Class B common shares without par value in the authorized share capital of the SPAC.

“SPAC Continuance” means the deregistration of the SPAC as a Cayman Islands exempted company in accordance with section 206 of the Companies Act and, immediately upon such deregistration, the continuance to Canada under the CBCA.

“SPAC Equity Incentive Plan” means the equity incentive plan in a form to be agreed by the Company and the SPAC to be adopted and approved by the SPAC Board and by the SPAC Shareholders at the SPAC Shareholders’ Meeting, effective upon the Closing Date, reserving a number of SPAC Class A Shares for grant thereunder that is equal to 15% of the fully diluted outstanding SPAC Shares as of immediately after the Closing.

“SPAC Extension” has the meaning given to such term in Section 5.22.

“SPAC Financial Statements” has the meaning given to such term in Section 4.10(b).

“SPAC Material Adverse Effect” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the SPAC and its business, taken as a whole, whether or not arising from transactions in the Ordinary Course, or that would prevent or materially delay the Closing from happening, provided, however, that “SPAC Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which each of the SPAC operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vi) any matter of which the Company is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the SPAC; or (ix) any natural or man-made disaster or acts of God. Notwithstanding the foregoing, the amount of the SPAC Share Redemption, the failure to consummate any Financing or the failure to obtain SPAC Shareholders Approval shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Rights” means the right to receive one-fifth (1/5) of one SPAC Class A Share upon consummation of a Business Combination of the SPAC.

“SPAC SEC Documents” has the meaning given to such term in Section 4.10.

“SPAC Securities” means the SPAC Shares, SPAC Rights, and SPAC Units, collectively.

“SPAC Shareholder Approval” means the approval, at the SPAC Shareholders’ Meeting where a quorum is present, of the Transaction Proposals comprising of:

(a)	in the case of the Business Combination Proposal, a special resolution in accordance with the Organizational Documents of the SPAC and applicable Law requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding SPAC Shares present in person or represented by proxy at the SPAC Shareholders’ Meeting and entitled to vote on such matter;

(b)	in the case of the SPAC Continuance Proposal, a special resolution in accordance with the Organizational Documents of the SPAC and applicable Law requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding SPAC Shares present in person or represented by proxy at the SPAC Shareholders’ Meeting and entitled to vote on such matter;

(c)	in the case of the Organizational Documents Proposal, a special resolution in accordance with the Organizational Documents of the SPAC and applicable Law requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding SPAC Shares present in person or represented by proxy at the SPAC Shareholders’ Meeting and entitled to vote on such matter;

(d)	in the case of the Director Appointment Proposal, an ordinary resolution of the holders of the SPAC Class B Shares in accordance with the Organizational Documents of the SPAC and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding SPAC Class B Shares present in person or represented by proxy at the SPAC Shareholders’ Meeting and entitled to vote on such matter;

(e)	in the case of the Equity Incentive Plan Proposal, an ordinary resolution in accordance with the Organizational Documents of the SPAC and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding SPAC Shares present in person or represented by proxy at the SPAC Shareholders’ Meeting and entitled to vote on such matter;

(f)	in the case of the Share Issuance Proposal, an ordinary resolution in accordance with the Organizational Documents of the SPAC and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding SPAC Shares present in person or represented by proxy at the SPAC Shareholders’ Meeting and entitled to vote on such matter;

(g)	in the case of the Adjournment Proposal, if required, an ordinary resolution in accordance with the Organizational Documents of the SPAC and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding SPAC Shares present in person or represented by proxy at the SPAC Shareholders’ Meeting and entitled to vote on such matter; and

(h)	in the case of any other Transaction Proposal (if any), a resolution duly approved by the holders of the requisite number of the SPAC Shares present in person or represented by proxy at the SPAC Shareholders’ Meeting and entitled to vote on such matter in accordance with the Organizational Documents of the SPAC and applicable Law.

“SPAC Shareholders” means the holders of the SPAC Shares.

“SPAC Shareholders’ Meeting” has the meaning given to such term in Section 5.5(b)(i).

“SPAC Shares” means SPAC Class A Shares and SPAC Class B Shares.

“SPAC Share Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the transactions contemplated by this Agreement) as set forth in Organizational Documents of the SPAC and the Trust Agreement.

“SPAC Transaction Expenses” means all fees, costs and expenses incurred by, on behalf of or for the benefit of the SPAC prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with at or prior to the Closing, and the consummation of the transactions contemplated hereby and thereby, including deferred underwriting fees and deferred advisor fees, any outstanding amounts under the Promissory Notes not converted into the SPAC Class A Shares prior to or as of the Closing (provided, however, that to the extent that the SPAC does not have sufficient working capital to repay the full balance of the unconverted Promissory Notes as of the Closing, such unpaid balances shall become a post-Closing liability of the SPAC), fees for the Fairness Opinion (if any), fees for financial and legal advisors, or other fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the SPAC, whether paid or unpaid as of the Closing.

“SPAC Unit” means a unit of the SPAC comprised of one SPAC Class A Share and one SPAC Right, which shall include without limitation the public units, the private units and the units issued upon conversion of the loans of the SPAC.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts, vehicles and other tangible properties owned or leased by the Company and used in connection with the Business.

“Tax(es)” means any federal, state, provincial, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including, without limitation, any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Tax Act” means the Income Tax Act (Canada).

“Taxing Authority” means the Canada Revenue Agency, the United States Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Total Company Share Number” means the total number of the Company Shares on a fully diluted basis as of immediately prior to the Closing (including all outstanding Company Shares and assuming the conversion, exercise or exchange of all of the other securities of the Company that are convertible, exercisable or exchangeable into Company Shares existing as of immediately prior to the Closing (such as the Company Options issued under the Company Option Agreements)).

“Total Share Consideration” means a number of SPAC Class A Shares equal to the Company Valuation divided by the Redemption Price.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Transaction Documents” mean collectively, this Agreement, the Voting Agreement, the Support Agreement, the Registration Rights Agreement, the Lock-up Agreements, the Non-Compete Agreements, the New Articles, the Amalgamation Agreement, the Employment Agreements, the SPAC Equity Incentive Plan, the Option Purchase Agreement, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto.

“Transaction Proposals” has the meaning given to such term Section 5.5(a).

“Transactions” means the SPAC Continuance, the Amalgamation and the other transactions contemplated by this Agreement.

“Trust Account” has the meaning given to such term in Section 4.7.

“Trust Agreement” means the Investment Management Trust Agreement made as of July 2, 2024 by and between the SPAC and the Trustee, as may be amended, restated, supplemented or modified from time to time.

“Trustee” means Continental Stock Transfer & Trust Company acting as trustee pursuant to the Trust Agreement.

“$” or “USD” means U.S. dollars, the legal currency of the United States.

“USD / CAD Exchange Rate” means, as of the relevant time, the latest closing U.S. Dollar to Canadian Dollar exchange rate as determined by the Bank of Canada.

Article II.
TRANSACTIONS

Section 2.1 The SPAC Continuance and the Amalgamation. Upon and subject to the terms and conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable Laws, prior to the Amalgamation Effective Time, the SPAC shall complete the SPAC Continuance. In connection with the SPAC Continuance, (i) each SPAC Unit issued and outstanding immediately prior to the Closing shall, from and after the SPAC Continuance, continue to represent one SPAC Class A Share and one SPAC Right, (ii) each SPAC Class A Share and each SPAC Class B Share that is issued and outstanding immediately prior to the SPAC Continuance shall continue to represent one SPAC Class A Share or SPAC Class B Share, respectively, and (iii) each SPAC Right that is outstanding immediately prior to the SPAC Continuance shall, from and after the SPAC Continuance, continue to represent the right to receive one-fifth (1/5) of one SPAC Class A Share. Upon the completion of the SPAC Continuance, the name of the SPAC be changed from “Eureka Acquisition Corp” to “Marine Thinking Holdings Inc.” or such other name as the Parties may agree on.

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the CBCA, at least one (1) Business Day after the SPAC Continuance, at the Closing, the Company and the Amalgamation Sub shall amalgamate and continue as one company, being the Amalco, under the terms and conditions prescribed in the Amalgamation Agreement and in accordance with section 181 of the CBCA (the “Amalgamation”, and the time when the Amalgamation becomes effective, the “Amalgamation Effective Time”). Immediately following the Amalgamation Effective Time, the Amalco shall become a direct, wholly owned Subsidiary of the SPAC.

Section 2.2 Closing. The closing of the Transactions (including, for the avoidance of doubt, the SPAC Continuance) (the “Closing”), shall take place electronically by remote exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than five (5) Business Days following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as the SPAC and the Company may agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 2.3 The Amalgamation.

(a) Effect of the Amalgamation. At the Amalgamation Effective Time, the Amalgamation shall have the effects set forth in this Agreement, the Amalgamation Agreement and the applicable provisions of the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Amalgamation Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company and the Amalgamation Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Amalco, and the Amalco shall thereafter exist as a wholly owned subsidiary of the SPAC.

(b) Execution and Filing of Amalgamation Filing Documents. Subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, the Company and the Amalgamation Sub shall execute and cause to be filed with the CBCA Director, the Amalgamation Application and such other documents as may be required in accordance with the applicable provisions of the CBCA or by any other applicable Law to make the Amalgamation effective (collectively, the “Amalgamation Filing Documents”). The Amalgamation shall become effective on the date as set forth in the Certificate of Amalgamation issued to the Amalco.

(c) Organizational Documents of the Amalco. At the Amalgamation Effective Time, the Organizational Documents of the Amalco shall be in substantially the form of (i) the articles of incorporation of the Amalgamation Sub and (ii) the bylaws of the Company as of the date hereof (except that the relevant provisions relating to the board of directors of the Amalco after the Closing shall reflect the arrangement as provided in Section 5.19), in each case of (i) and (ii) with such changes as may be agreed by the Parties (if any).

(d) Directors and Officers of the Amalco. At the Amalgamation Effective Time, the board of directors and officers of the Company and the Amalgamation Sub shall cease to hold office, and the board of directors and officers of the Amalco shall be individuals identified in the Amalgamation Agreement prior to the Amalgamation Effective Time who shall be the same directors and officers of the SPAC as provided in Section 2.4, each to hold office in accordance with the Organizational Documents of the Amalco until they are removed or resign in accordance with the terms thereof or until their respective successors are duly elected or appointed and qualified.

(e) Effect of the Amalgamation on Issued Securities of the Company and the Amalgamation Sub. At the Amalgamation Effective Time, by virtue of the Amalgamation and without any action on the part of any Party or the holders of shares of the Company or the Amalgamation Sub:

(i) Company Shares. Each Company Share issued and outstanding and held by each Company Shareholder immediately prior to the Amalgamation Effective Time (other than the Dissent Shares) shall automatically be cancelled in exchange for a number of fully paid and non-assessable SPAC Class A Shares equal to the Amalgamation Multiple (i.e., the Amalgamation Consideration Shares) and such Company Share shall no longer be outstanding and cease to exist by virtue of the Amalgamation. In consideration of the issuance of the SPAC Class A Shares pursuant to this Section 2.3(e)(i), Amalco shall issue to the SPAC one Amalco Share for each SPAC Class A Share so issued. Additionally, the SPAC shall receive one Amalco Share in exchange for each share of the Amalgamation Sub held by it at the Amalgamation Effective Time, and such shares of the Amalgamation Sub will be cancelled.

(ii) Dissent Shares. On the earlier of the Amalgamation Effective Time or an agreement between the Dissenting Shareholder and the Company for purchase of the Dissent Shares, as applicable, each Dissent Share, if any, issued and outstanding immediately prior to the Amalgamation Effective Time shall be cancelled, and the holder of such Dissent Share will cease to be the holder of such Dissent Share or to have any rights as a shareholder of the Company other than the right to be paid the fair value of such Dissent Share determined and payable in accordance with the CBCA.

(iii) Company Options. Each Company Option issued and outstanding immediately prior to the Amalgamation Effective Time shall automatically be cancelled in exchange for a share option exercisable to receive SPAC Class A Shares (each, a “Rollover Option”) for each Company Option held in accordance with the same terms and conditions as set forth in the applicable Company Option Agreement, and shall no longer be outstanding and cease to exist by virtue of the Amalgamation. Accordingly, from and after the consummation of the Amalgamation: (i) each such Rollover Option may be exercised solely for the SPAC Class A Shares; (ii) the number of the SPAC Class A Shares subject to each Rollover Option shall be determined by multiplying the number of Company Shares that were subject to such Company Option immediately prior to the consummation of the Amalgamation by the Amalgamation Multiple, and rounding the resulting number down to the nearest whole number of the SPAC Class A Shares; (iii) the per share exercise price for the SPAC Class A Shares issuable upon exercise of each Rollover Option shall be expressed in U.S. Dollars and determined by dividing the per share exercise price of Company Shares subject to such Company Option, as in effect immediately prior to the consummation of the Amalgamation (converted into U.S. Dollars by using the USD / CAD Exchange Rate as in effect on the last Business Day prior to the Closing Date), by the Amalgamation Multiple and rounding the resulting exercise price up to the nearest whole cent; and (iv) the Company shall assign, and the SPAC shall assume, the Company Option Agreements, and any restriction on any Company Option shall continue in full force and effect under the Rollover Option and the terms and other provisions of such Company Option shall otherwise remain unchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as the SPAC Board (or the compensation committee of the SPAC Board) may determine in good faith are necessary to effectuate the administration of the Rollover Options. The Company undertakes to the SPAC that the Company Option Agreements shall reflect the foregoing terms and shall not contain any terms that are inconsistent with the foregoing treatment, and shall assign to the SPAC. For greater certainty, the exchange of the Company Options for Rollover Options pursuant to this Section 2.3(e)(iii) is intended to be governed by subsection 7(1.4) of the Tax Act such that the exercise price of the Rollover Options will be adjusted such that the In The Money Amount of the Rollover Options immediately after the exchange does not exceed the In The Money Amount of the Company Options immediately before the Amalgamation Effective Time.

(iv) Amalgamation Sub Share. Each share of the Amalgamation Sub shall automatically be cancelled in exchange for the right to receive one fully paid and non-assessable Amalco Share, following which shares of the Amalgamation Sub shall no longer be outstanding and cease to exist by virtue of the Amalgamation.

(v) Amalco shall add to the stated capital maintained in respect of the Amalco Shares an amount such that the stated capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the Tax Act of the Company Shares (less aggregate paid-up capital of Dissent Shares not exchanged for SPAC Class A Shares on Amalgamation) and the shares of the Amalgamation Sub immediately prior to the Amalgamation; and

(vi) Amalco shall become a wholly owned subsidiary of the SPAC.

(f) SPAC Securities. At the Amalgamation Effective Time, without any action on the part of any Party or the holders of shares of the SPAC:

(i) SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the Closing shall (to the extent not already separated) be automatically severed and the holder thereof shall be deemed to hold one SPAC Class A Share and one SPAC Right in accordance with the terms of the applicable SPAC Unit.

(ii) SPAC Right. Each SPAC Right issued and outstanding immediately prior to the Closing shall be automatically converted into one-fifth of SPAC Class A Share.

(iii) SPAC Shares. Immediately following the separation of each SPAC Unit in accordance with Section 2.3(f)(i) and the conversion of the SPAC Rights in accordance with Section 2.3(f)(ii), (A) each SPAC Class A Share (other than the SPAC Class A Shares to be redeemed pursuant to the SPAC Share Redemption) shall continue to be issued and outstanding, (B) each SPAC Class A Share to be redeemed pursuant to the SPAC Share Redemption shall automatically be cancelled in exchange for the right to be redeemed pursuant to the SPAC Share Redemption, and shall no longer be outstanding and cease to exist, (C) each SPAC Class B Share issued and outstanding immediately prior to the Closing shall automatically be cancelled in exchange for the right to receive one SPAC Class A Share, and shall no longer be outstanding and cease to exist and (D) each SPAC Share held in the treasury of the SPAC immediately prior to the Closing shall no longer be outstanding and be cancelled and cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(g) Company Share Schedule and Central Securities Register. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the SPAC (i) a detailed schedule setting forth the final pre-Closing numbers of the Total Company Share Number (including the number of shares subject to Company Options and the number of Dissent Shares), as well as the holders of such Company Shares and such Company Options, and a certification, duly executed by an authorized officer of the Company, that the information therein is, and will be as of immediately prior to the Amalgamation Effective Time, true and correct in all respects (as may be amended, the “Company Share Schedule”), and (ii) the most recent central securities register of the Company listing the address of each Company Shareholder (the “Central Securities Register”). The Company will review any comments to the Company Share Schedule provided by the SPAC or any of its Representatives no later than two days prior to the Closing Date, and consider and incorporate in good faith any reasonable comments proposed by the SPAC or any of its Representatives that are consistent with the terms in this Agreement.

Section 2.4 Directors and Officers; Organizational Documents of the SPAC.

(a) From and after the Closing, the composition of the SPAC Board shall be the same as the composition set forth in Section 5.19, and such board of directors shall appoint or remove the officers of the SPAC as they deem appropriate.

(b) The Organizational Documents of the SPAC from and after the date on which the SPAC Continuance becomes effective shall be in the form attached hereto as Exhibit F (the “New Articles”).

Section 2.5 Closing Deliverables.

(a) At the Closing, the SPAC shall deliver, or cause to be delivered, to the Company a certificate signed by a duly authorized signatory of the SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been fulfilled (other than any such condition that has been duly waived by the Company).

(b) At the Closing, the Company shall deliver, or cause to be delivered, to the SPAC:

(i) a certificate signed by the chief executive officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been fulfilled (other than any such condition that has been duly waived by the SPAC);

(ii) certificate of good standing of the Company as of a date no earlier than five (5) Business Days prior to the Closing Date;

(iii) a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (a) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Amalgamation Effective Time); (b) the Company Board Approval and the Company Shareholder Approval; and (c) the incumbency of officers of the Company authorized to execute this Agreement or any Transaction Document to which the Company is or is required to be a party or otherwise bound;

(iv) evidence reasonably acceptable to the SPAC that the Shareholders’ Agreement has been validly terminated as of the Closing Date; and

(v) duly executed confirmatory assignment agreements, in the form acceptable to the SPAC, acting reasonably, by and between each individual involved in the development of the Company’s Intellectual Property (including without limitation those listed on Section 3.16 of the Company Disclosure Schedule) and the Company to assign all of such individual’s rights in such Intellectual Property to the Company (the “Confirmatory Assignment Agreements”), together with evidence reasonably acceptable to SPAC that such assignment has been duly recorded with or approved by all relevant Authorities, including the United States Patent and Trademark Office and the Canadian Intellectual Property Office.

Section 2.6 Delivery of the Amalgamation Consideration Shares.

(a) At the Amalgamation Effective Time, direct registration statements evidencing entitlement to Amalgamation Consideration Shares, issuable to each Company Shareholder as set forth in the Company Share Schedule shall, as soon as practicable, following the Amalgamation Effective Time, be delivered by the SPAC (or a transfer agent appointed by the SPAC) to such Company Shareholder at the address specified in the Central Securities Register. The SPAC shall rely solely on the information contained in the Company Share Schedule and the Central Securities Register for delivery of the Amalgamation Consideration Shares and shall have no liability to any Company Shareholder for reliance thereon. All share certificates formerly representing the Company Shares shall be deemed to be cancelled and any former non-certificated entry or position on the central securities register of Company shall be cancelled by the Company in accordance with any applicable Law and the Company’s Organizational Documents.

(b) No Fractional Shares. No certificates or scrip or book-entry credit representing fractional SPAC Class A Shares will be issued pursuant to the Amalgamation, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the SPAC. In the event any holder of Company Share would otherwise be entitled to receive a fraction of a share of SPAC Class A Shares (after aggregating all fractional shares of SPAC Class A Shares issuable to such holder), such fractional share shall be rounded down to the nearest whole share. The Parties acknowledge that any such adjustment was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to the SPAC that would otherwise be caused by the issuance of fractional shares. For the avoidance of doubt, no rounding of numbers hereunder shall cause the aggregate number of the Amalgamation Consideration Shares for all Company Shareholders (assuming there is no Dissent Share) and the SPAC Class A Shares that become subject to all of the Rollover Options pursuant to Section 2.3(e) to exceed the Total Share Consideration.

Section 2.7 Payment of Transaction Expenses. By no later than two (2) Business Days prior to the Closing Date, the SPAC shall provide the Company with a statement setting forth in reasonable detail a list of the SPAC Transaction Expenses (other than costs and expenses related to any SPAC Extension) as of such date, and the relevant payee of each item of the SPAC Transaction Expenses (it being understood that such statement shall also include the amounts borrowed by the SPAC from any Person to pay for the SPAC Transaction Expenses).  At the Closing, the Company shall pay, or cause to be paid, to each payee (or, if no payee is listed, to the SPAC) an amount equal to the amount of the SPAC Transaction Expenses owed to such payee as set forth on the statement, so that all of the SPAC Transaction Expenses as set forth on the statement shall be paid in full by the Company at the Closing.

Section 2.8 Dissenter’s Rights. Company Shareholders will be entitled to exercise dissent rights with respect to their Company Shares in connection with the Amalgamation pursuant to or in the manner set forth in the CBCA. Immediately after the Company Special Meeting, the Company shall give the SPAC prompt written notice of any notice of dissent, withdrawal of such notice and any other instruments served pursuant to such dissent rights and received by the Company and shall provide SPAC with copies of such notices and written objections. The Company Shares held by a Dissenting Shareholder (the “Dissent Shares”) shall not be exchanged for the SPAC Class A Shares pursuant to the Amalgamation and shall be treated instead as provided in Section 2.3(e)(ii). However, if a Dissenting Shareholder (i) fails to perfect or effectively withdraws such Dissenting Shareholder’s claim or comply with the dissent procedures under the CBCA, or (ii) instructs a proxy holder to vote in favor of the Amalgamation at the Company Special Meeting; or (iii) if such Dissenting Shareholder’s right as a Company Shareholder are otherwise reinstated, such Company Shareholder’s Company Shares shall thereupon be deemed to have been exchanged for the SPAC Shares as of the Amalgamation Effective Time.

Section 2.9 Withholding. Each of the Company, the SPAC, the Amalgamation Sub, their respective Affiliates and Representatives, and any other withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Tax Act, the Code, or any provision of provincial, state, local or non-Canadian or non-U.S. Tax Law. To the extent that amounts are so withheld by the SPAC, the Company, the SPAC and the Amalgamation Sub (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10 Section 368 Reorganization. The Parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each Party will use commercially reasonable efforts, and agrees to cooperate with the other Parties and to provide to the other Parties such information and documentation as may be necessary, proper or advisable, to cause the Transactions to so qualify, and will not knowingly take an action that would cause the Transactions to fail to qualify, as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Transactions as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Amalgamation Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Amalgamation is determined not to qualify as a reorganization under Section 368 of the Code.

Section 2.11 Taking of Necessary Action; Further Action. If, at any time before after the Amalgamation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Company and the SPAC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the SPAC that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), except as set forth in the Company’s disclosure schedule delivered by the Company to the SPAC in connection with this Agreement as of the date hereof (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or is cross-referenced):

Section 3.1 Corporate Existence and Power.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedule sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b) True and complete copies of the Organizational Documents of the Company have been made available to the SPAC, in each case, as amended and in effect as of the date of this Agreement. The Organizational Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Organizational Documents. True and complete copies of the Organizational Documents of the Subsidiaries of the Company have been made available to the SPAC and are in full force and effect and such Subsidiaries are not in breach or violation of any of the provisions thereof.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary.

Section 3.2 Capitalization; Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) the number and class or series (as applicable) of Equity Securities held by each such Person. Other than as described in Section 3.2(a) of the Company Disclosure Schedule and the Company Options that may be issued prior to the Closing Date pursuant to Company Option Agreements to purchase no more than 10% Company Shares issued and outstanding as of the date hereof, no other Equity Securities of the Company are issued, reserved for issuance or outstanding. The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (2) have been offered, sold and issued in compliance with applicable Laws, including Securities Law, and the Organizational Documents of the Company or any other Contract to which the Company is party or bound. The Equity Securities of the Company are owned by the Company Shareholders as set forth in Section 3.2(a) of the Company Disclosure Schedule, free and clear of all Liens (other than the transfer restrictions under the articles of the Company, the Shareholders’ Agreement and applicable Securities Law). There are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities. The Company has not adopted any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Group Company would be or become subject, party or otherwise bound.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete statement of (i) the name and jurisdiction of formation of each Subsidiary of the Company, (ii) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding, (iii) the identity of the Persons that are the record and beneficial owners thereof and (iv) the number and class or series (as applicable) of Equity Securities held by each such Person. Other than as described in Section 3.2(b) of the Company Disclosure Schedule, no other Equity Securities of any Subsidiary of the Company are issued, reserved for issuance or outstanding. For each Subsidiary of the Company, there are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. All of the outstanding Equity Securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and the Organizational Documents of such Subsidiary, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(c) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies is a partner or member of any partnership, limited liability company or joint venture.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(e) No Group Company holds any material assets or conduct any material business activities in the United States.

Section 3.3 Authorization. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents (to which it is a party) and the consummation by the Company of the transactions contemplated hereby and thereby are within the respective corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of Company, to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound. This Agreement has been duly executed and delivered by the Company and it constitutes, and upon their execution and delivery, the Transaction Documents (to which it is a party to) will constitute, a valid and legally binding agreement of the Company, enforceable against it in accordance with their representative terms. Section 3.3 of the Company Disclosure Schedule provides the true and complete copies of the Company Board Approval. The Company Approvals are the only corporate approvals necessary in connection with the entry into this Agreement and other Transaction Documents by the Company, the Company Shareholders and their Affiliates, and the consummation of the transactions contemplated hereby, including the Closing.

Section 3.4 Approvals. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Authority or other Person is required on the part of any Group Company with respect to their execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or the consummation of the transactions contemplated hereby and thereby, and, in particular, no consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any governmental contract listed on Section 3.4 of the Company Disclosure Schedule, except for (i) the filings as expressly contemplated by Article II, (ii) the SEC declaration of effectiveness of the Proxy/Registration Statement, and (iii) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.5 Non-Contravention. The execution, delivery or performance by the Company of this Agreement or any Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Group Companies, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Group Companies require any payment or reimbursement or to a loss of any material benefit relating to the business to which any Group Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Group Companies or by which any of the Company Shares or other Equity Securities of the Group Companies, or any of the Group Companies’ assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Shares or other Equity Securities of the Group Companies, (e) cause a loss of any material benefit relating to the business to which any Group Company is entitled under any provision of any Permit or Contract binding upon any Group Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Group Companies’ material assets.

Section 3.6 Sufficiency of Assets. The assets used or held by the Group Companies comprise all of the assets necessary for the continuation of the business of the Group Companies as carried on as at the date of this Agreement. The Company does not depend on the use of assets owned, or facilities or services provided by, any Company Shareholder or any of its Affiliates (other than the Group Companies).

Section 3.7 Financial Statements.

(a) Section 3.7(a) of the Company Disclosure Schedule includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended on April 30, 2022, consisting of the audited balance sheets as of such dates, the audited income statements for the twelve (12) month period ended on such date, and the audited cash flow statements for the twelve (12) month period ended on such date and (ii) the unaudited consolidated financial statements of the Company as of and for the fiscal years ended on April 30, 2023, April 30, 2024 and April 30, 2025, respectively, consisting of the unaudited balance sheets as of such dates, the unaudited income statements for the twelve (12) month periods ended on such dates, and the unaudited cash flow statements for the twelve (12) month period ended on such date ((i) and (ii) collectively, the “Financial Statements”).

(b) The 2022 Financial Statements are complete and accurate and fairly present in all material respects, in conformity with IFRS, and the 2023-2025 Financial Statements are complete and accurate and fairly present in all material respects, in conformity with GAAP, in each instance applied on a consistent basis in all material respects, the financial position of each Group Company as of the dates thereof and the results of operations of each Group Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Group Companies; (ii) were prepared on an accrual basis in accordance with IFRS consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Group Companies with respect to the periods then ended.

(c) The systems of internal accounting controls maintained by the Group Companies are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.

(d) Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(e) Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the Company’s Knowledge, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Group Companies have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(f) Other than as set forth in the Financial Statements and as described in the notes thereto or expressly contemplated by the Transaction Documents, the Group Companies do not have any Indebtedness, whether or not contingent, for borrowed money, and whether or not evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument.

Section 3.8 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the SPAC by or on behalf of the Company are true and authentic. The Books and Records reflect fairly in all respects the transactions and dispositions of assets of and the providing of products and services by the Group Companies, and have been properly and accurately kept and completed in all respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

Section 3.9 Absence of Certain Changes. Since the Balance Sheet Date, each Group Company has conducted the business in the Ordinary Course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, and except as otherwise set forth in Section 3.9 of the Company Disclosure Schedule, there has not been:

(a) any Company Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by any Group Company relating to its business, or any of its assets (including the acquisition or disposition of any assets) or any relinquishment by any Group Company of any Contract or other right, in either case other than transactions and commitments in the Ordinary Course, including kind and amount, with past practices and those contemplated by this Agreement, and except as would not be material to the Group Companies taken as a whole;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in any Group Company; (ii) any issuance by any Group Company of shares or of shares of capital stock or other equity interests in any Group Company (other than pursuant to any effective employee equity incentive plan), or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by any Group Company of any outstanding shares or shares of capital stock or other equity interests (other than pursuant to any effective employee equity incentive plan);

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on any Group Company’s equity shares or any of any Group Company’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by any Group Company, in each case other than those created or incurred in the Ordinary Course of the Group Companies consistent with past practice and that are not material to the Group Companies, taken as a whole;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether covered by insurance or not) affecting the business or assets of any Group Company;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of any Group Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any Group Company;

(g) any sale, transfer, lease to others or other disposition of any of its material assets by any Group Company except for inventory, licenses or services sold in the Ordinary Course of the Group Companies consistent with past practices or any sale, transfer, lease to others or other disposition of immaterial amounts other Tangible Personal Property;

(h) (i) any material amendment to or termination of any Material Contract, (ii) any material amendment to any material license or material permit from any Authority held by any Group Company, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) any material default by any Group Company under any Material Contract, or any material license or material permit from any Authority held by any Group Company;

(i) any capital expenditure by any Group Company in excess in any fiscal month of $25,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $25,000 in the aggregate by the Group Companies taken as a whole;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to any Group Company or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to any Group Company or its property;

(k) any loan of any monies to any Person or guarantee of any obligations of any Person by any Group Company, in excess of $25,000, other than accounts payable and accrued liabilities in the Ordinary Course of such Group Company consistent with past practices;

(l) except as required by the appliable accounting principles and standards, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of any Group Company or any revaluation of any of the assets of any Group Company;

(m) any material amendment to any Group Company’s Organizational Documents, or any engagement by any Group Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the Transactions;

(n) any acquisition of assets (other than acquisitions of inventory or other assets in the Ordinary Course of the Group Companies) or the business of any Person;

(o) any material Tax election made by any Group Company outside of the Ordinary Course consistent with past practice, or any material Tax election changed or revoked by any Group Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by any Group Company; any annual Tax accounting period changed by any Group Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by any Group Company; or any right to claim a material Tax refund surrendered by any Group Company; or

(p) any undertaking of any legally binding obligation to do any of the foregoing.

Section 3.10 Properties; Title to Group Company’s Assets

(a) The material items of Tangible Personal Property have no material defects, are in good operating condition, function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth each Group Company’s list of leased properties. Each Group Company has good, valid and marketable title in and to, or in the case of the leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after Balance Sheet Date. The Group Companies’ assets constitute all of the assets of any kind or description whatsoever, including goodwill, that are necessary for the Group Companies to operate the Business immediately after the Closing in materially the same manner as the Business is currently being conducted.

Section 3.11 Litigation. There is no Action (or any basis therefore) pending against, threatened against or affecting, any Group Company, any of its officers or directors, its business, or any Group Company’s Equity Securities, or any of assets or any Contract of any Group Company before any court, arbitral tribunal, Authority or official, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Transaction Documents. There are no outstanding judgments against any Group Company. Each of the Group Companies is not, and has not been in the past five (5) years, subject to any proceeding with any Authority.

Section 3.12 Material Contracts

(a) Section 3.12(a) of Company Disclosure Schedule lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company is a party and which are currently in effect and which constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Group Companies of $25,000 or more individually (other than standard purchase and sale orders entered into in the Ordinary Course consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Group Companies in excess of $25,000 annually on an individual basis;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of any Group Company or other Person, under which any Group Company (A) have continuing obligations for payment of annual compensation of at least $100,000 (other than oral arrangements for at-will employment), or (B) has material severance or post termination obligations to such Person (other than COBRA obligations);

(iv) all Contracts creating a material joint venture, strategic alliance, management or similar agreement with an Affiliate, and all limited liability company and partnership agreements to which any Group Company is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by any Group Company in excess of $125,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing material Intellectual Property;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements restricting the conduct of any Group Company or substantially limiting the freedom of any Group Company to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material Intellectual Property of any Group Company;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any Group Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts relating to any Affiliate Transactions;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any Group Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of $2,500 per month;

(xii) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for money borrowed (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than Contracts involving immaterial advances made to an employee of the Company or any of its Subsidiaries in the Ordinary Course as currently conducted) or (D) relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with a non-Affiliate with an aggregate outstanding principal amount not exceeding $25,000;

(xiii) any Contract relating to the voting or control of the equity interests of any Group Company or the election of directors of any Group Company (other than the Organizational Documents of any Group Company);

(xiv) any Contract under which any right of termination, cancellation, amendment or acceleration of any right or obligation of any Group Company or any payment or reimbursement could be given rise to by the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which any Group Company is a party; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of any Group Company will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither any Group Company nor, to the Company’s Knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. None of the Group Company has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any Group Company’s assets, (iii) no Contract (A) requires any Group Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict its business or require any payments by or with respect to the SPAC or any of its Affiliates. No Contract of any Group Company contains an obligation of any Group Company to make a payment upon consummation of the Transactions or as a result of a change of control of the Group Companies as defined in the relevant Contract.

(c) None of the execution, delivery or performance by the Company of this Agreement or Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any Group Company or to a loss of any material benefit to which any Group Company is entitled under any provision of any Material Contract.

(d) The Group Companies are in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

Section 3.13 Licenses and Permits. Section 3.13 of the Company Disclosure Schedule correctly lists each material Permits affecting, or relating in any way to, the Company’s business as currently conducted. Such Permits are valid and in full force and effect, and none of the Permits will, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Each Group Company has all Permits necessary to operate its business, except as would not be material to the business of the Group Companies taken as a whole. There is no outstanding notice of revocation, cancellation or termination of any Permit has been received by the Company or any of its Subsidiaries; there are no Actions pending or threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Permit of the Group Companies. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any Permits of the Group Companies, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14 Compliance with Laws. None of the Group Companies is in violation of or has violated, and is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor, to the Company’s Knowledge, is there any basis for any such charge. Since the Lookback Date, none of the Group Companies have received any subpoenas by any Authority. Each Group Company has implemented, maintains, and complies in all material respects with internal compliance programs designed to detect and prevent violations of any applicable Laws.

Section 3.15 Compliance with Anti-Corruption Laws.

(a) The Company and its Subsidiaries, and each of their respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws. Neither the Group Companies nor their respective directors or officers, nor, to the Company’s Knowledge, any of their employees, agents, or any other Persons acting for or on behalf of any of the Group Companies has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws.

(b) The Company and each of its Subsidiaries has maintained and currently maintains (i) Books and Records which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

(c) The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(d) None of the Company’s nor any of its Subsidiaries’ respective officers and directors, and to the Company’s Knowledge, their respective employees is or was a Government Official or a close family member of a Government Official.

(e) To the Company’s Knowledge, no Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers or directors for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that: (i) are named on any Sanctions and Export Control Laws-related list of designated Persons maintained by an Authority; (ii) are located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or have conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of or target of any Sanctions and Export Control Laws (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria); (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(g) Neither the Group Companies, their directors or officers, nor, any of their shareholders, employees, agents, or any other Persons in their capacity as such, is in violation of, or has been, in violation of, has been threatened to be charged with or given notice of any violation of, or is under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, applicable Sanctions and Export Control Laws.

Section 3.16 Intellectual Property

(a) Section 3.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Intellectual Properties owned by the Group Companies.

(b) Since the Lookback Date, to the Company’s Knowledge, no Group Company has been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property, and the Company has no knowledge of any other claim of infringement by the Group Companies, and no knowledge of any continuing infringement by any other Person of any Intellectual Property of the Group Companies.

(c) The Group Companies own or have a valid and enforceable right to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the Business as currently conducted. The current use by the Group Companies of the Intellectual Properties does not infringe, and will not infringe, the rights of any other Person in any material respect.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Group Companies or any predecessor in interest thereto, to the Company’s Knowledge, either: (i) is a party to a “work-for-hire” agreement under which the any Group Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Group Companies (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) The execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby will cause any material Intellectual Property owned, licensed, used or held for use by the Group Companies immediately prior to the Closing to not be owned, licensed or available for use by the Group Companies on substantially the same terms and conditions immediately following the Closing in any material respect.

(f) The Group Companies have taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property that are material and confidential, and all other material and confidential information, data and materials licensed by any Group Company or otherwise used in the operation of its business. The Group Companies have not disclosed, delivered, licensed or otherwise made available (other than to current and former employees, independent contractors and consultants who contributed to the development of Software for the Group Companies and who are bound by written confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any owned Intellectual Property to any Person.

Section 3.17 Employment and Labor Matters.

(a) No Group Company is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of any Group Company. No Group Company has any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of any Group Company.

(b) Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list of all current employees of the Group Companies as of the date hereof, which includes the following information with respect to each such employee: (i) the employee’s name, (ii) the department of the employee, (iii) the employee’s principal location of employment, (iv) the name of the applicable employer entity and (v) the compensation details of the employee.

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, (i) since the Lookback Date, there have been, and are, no material Actions pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary of the Company by any of its current or former employees, (ii) there are, and since the Lookback Date there have been, no unfair labor practice complaints pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary of the Company before the National Labor Relations Board or any similar Authority; and (iv) since the Lookback Date, there has not been, nor, to the Company’s Knowledge, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company or any Subsidiary of the Company.

(d) To the Company’s Knowledge, the Group Companies are and, since the Lookback Date, have been in material compliance with all applicable Laws relating to the employment, employment practices, employment discrimination, human rights, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, provincial or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes. To the Company’s Knowledge, there are no material complaints, actions, claims, charges, levies, assessments or penalties outstanding, or to the Company’s Knowledge, anticipated, nor are there any material orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of any Group Company under or in respect of any applicable employment Laws and to the Company’s Knowledge, there is no basis for any such claim, complaint, investigation or order under any such Laws.

(e) Since the Lookback Date, none of the Group Companies has been a party to a material settlement agreement with a current or former officer, director, employee or independent contractor, that relates primarily to material allegations of sexual harassment. Since the Lookback Date, to the Company’s Knowledge, no allegation of sexual harassment has been made against any officer, director, employee, or independent contractor of any Group Company, in each case, in their capacities as current or former representatives of any Group Company.

(f) No current officer or executive, or any group of executives, has notified any Group Company of his or her intentions to terminate his or her employment. The Group Companies are not negotiating, discussing or contemplating the termination of any officer or executive, and no agreement regarding any such termination has been entered into.

(g) To the Company’s Knowledge, no employee, consultant, or independent contractor is in violation of or subject to any order relating to or party to or bound by any employment agreement, non-competition agreement, non-solicitation agreement, invention assignment agreement or any other restrictive covenant agreement with any third party.

(h) there are no material outstanding and unresolved inspection orders made under any occupational health and safety legislation against any Group Company.

(i) there are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation legislation and none of the Group Companies have been assessed or reassessed in any material respect under such legislation since the Lookback Date and no audit of any Group Company is currently being performed pursuant to any applicable workers’ compensation legislation. There are no such claims or (or to the Company’s Knowledge) potential claims which may materially adversely affect the accident cost experience of the Group Companies.

(j) there is no Company Equity Plan.

(k) each person who is a current or former employee, independent contractor, consultant or service provider of any Group Company is, and has at all times since the Lookback Date been, properly classified: (i) as either an employee or independent contractor; and (ii) for employees, overtime exempt or non-exempt under applicable Law.

Section 3.18 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Group Companies have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Group Companies have been or will be paid in a timely fashion, other than such Taxes for which adequate reserves in the Financial Statements have been established in accordance with GAAP or IFRS (as applicable). Other than as described in Section 3.18 of the Company Disclosure Schedule, no material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Group Companies have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of the Group Companies has been received from, any Taxing Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Taxing Authority is currently outstanding. No written claim that is currently outstanding has been made by the Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. The Group Companies have not taken any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any such agreement solely among the Group Companies.

(c) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the Ordinary Course; or (v) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(d) All payments by, to or among the Company, and its Affiliates are in material compliance with all relevant transfer pricing requirements imposed by any Taxing Authority, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodologies.

(e) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file income Tax Returns.

(f) There are no Liens or encumbrances for Taxes upon any of the assets of the Company except for Permitted Liens.

(g) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Law) for which it was required to file a disclosure statement under Treasury Regulation 1.6011-4(a) or a “reportable transaction” within the meaning of section 237.3 of the Tax Act, a “notifiable transaction” within the meaning of section 237.4 of the Tax Act or a transaction giving rise to “reportable uncertain tax treatment” within the meaning of section 237.5 of the Tax Act.

(h) To the Company’s Knowledge, the Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code and is not a passive foreign investment company within the meaning of Section 1297 of the Code.

(i) The Company is in material compliance with all terms and conditions of any Tax incentives (including those based on COVID-19 relief), Tax exemption, Tax holiday or other Tax reduction arrangement, agreement or order (each, a “Tax Incentive”) and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(j) None of Sections 80 to 80.04, both inclusive, of the Tax Act have applied or will apply to the Company. The Company has no material unpaid amounts that may be required to be included in income under Section 78 of the Tax Act.

(k) The Company has not acquired property from any Person in circumstances where the Company did or could have become liable for any Taxes payable by that Person pursuant to Section 160 of the Tax Act.

(l) The Company is a registrant for purposes of the Excise Tax Act (Canada). All material input tax credits claimed by the Company pursuant to the Excise Tax Act (Canada) have been proper, correctly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada).

(m) The Company is a “taxable Canadian corporation” as that term is defined in the Tax Act.

Section 3.19 Environmental Laws.

(a) The Group Companies are, and at all times since January 1, 2019 have been, in compliance with all Environmental Laws in all material respects, and there are no existing facts or circumstances which would reasonably be expected to prevent such compliance in the future and all Permits held by the Group Companies pursuant to applicable Environmental Laws are in full force and effect and no appeal or any other Action is pending to revoke or modify any such Permit.

(b) No notice of violation, demand, request for information, citation, summons or order has been received by any Group Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) Neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws.

(d) Copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to the SPAC.

Section 3.20 Finders’ Fees. With respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, any other Group Company, or any of their respective Affiliates who might be entitled to any fee or commission from the SPAC or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.21 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 3.22 Affiliate Transactions. Except as provided in Section 3.22 of the Company Disclosure Schedule, no (a) shareholder of the Company, (b) former or current director, officer, employee, consultant, independent contractor, manager, indirect or direct equity holder, option holder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 3.23 Proxy/Registration Statement. On the date the Proxy Statement is first mailed to the SPAC Shareholders, and at the time of the meeting for the SPAC Shareholder Approval, none of the information furnished by or on behalf of the Group Companies and their respective shareholders in writing specifically for inclusion in the Proxy/Registration Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.24 Solvency.

(a) None of the Group Companies is insolvent or unable to pay its debts, including its future and prospective debts incurred in the Ordinary Course, or is in liquidation under the law of the jurisdiction in which it is incorporated or other applicable Laws.

(b) No petition has been presented, application made, proceedings commenced, resolution passed or meeting convened for the termination, liquidation, bankruptcy or dissolution of any Group Company nor any process been commenced whereby the business of any Group Company is terminated and the assets of any Group Company are distributed amongst the creditors or shareholders or other contributories of any Group Company or whereby the affairs, business or assets of any Group Company are managed by a person appointed for the purpose by a court, governmental agency or similar body or by any creditor or any Group Company itself, nor has any such order or relief been granted or appointment made, and there are no cases or proceedings under any applicable Laws with respect to insolvency, reorganisation, or related matters in any jurisdiction concerning any Group Company, and to the Knowledge of the Company, no events have occurred which, under the law of the jurisdiction in which it is incorporated or other applicable Laws, would justify any such cases or proceedings;

(c) No liquidator, trustee, supervisor, nominee, custodian or similar official and no liquidation committee or similar body have been appointed in respect of the whole or any part of the business or assets of any Group Company nor has any step been taken for or with a view to the appointment of such a person or body nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

(d) No ruling declaring the insolvency of any Group Company has been made and no public announcement in respect of the same has been pronounced by a court of the jurisdiction in which it is incorporated.

(e) (i) The Company is able to pay its liabilities as they become due; (ii) the realizable value of the Company’s assets is not less than the aggregate of its liabilities and the stated capital of all classes; and (iii) no creditor of the Company will be prejudiced by the Amalgamation.

Section 3.25 No Other Representations or Warranties. Except as otherwise expressly provided in this Article III (as may be modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company and its Affiliates, and any matter relating to any of them, including the Company’s affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the SPAC, their Affiliates or any of their respective representatives by, or on behalf of, SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as may be modified by the Company Disclosure Schedule), neither the Company nor any other Person on behalf thereof has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the SPAC, or their Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any presentation or in any other information made available to the SPAC, or their Affiliates or any of their representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Article IV.
REPRESENTATIONS AND WARRANTIES OF SPAC

The SPAC hereby, represents and warrants to the Company that, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), (a) except as set forth in the SPAC’s disclosure schedule delivered by the SPAC to the Company in connection with this Agreement as of the date hereof (the “SPAC Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), or (b) except as set forth in the SPAC SEC Documents (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature):

Section 4.1 Corporate Existence and Power. Prior to the completion of SPAC Continuance, the SPAC is an exempted company duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of the Cayman Islands. The SPAC has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

Section 4.2 Authorization.

(a) The execution, delivery and performance by the SPAC of this Agreement and the Transaction Documents (to which it is a party to) and the consummation by the SPAC of the transactions contemplated hereby and thereby are within the corporate powers of the SPAC and have been duly authorized by all necessary corporate action on the part of the SPAC to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the SPAC Shareholder Approval. This Agreement has been duly executed and delivered by the SPAC and it constitutes, and upon their execution and delivery, the Transaction Documents (to which it is a party to) will constitute, a valid and legally binding agreement of the SPAC, enforceable against them in accordance with their representative terms.

(b) The execution, delivery and performance by the Amalgamation Sub of this Agreement and the Transaction Documents (to which it is a party) and the consummation by the Amalgamation Sub of the transactions contemplated hereby and thereby are within the respective corporate powers of the Amalgamation Sub and have been duly authorized by all necessary corporate action on the part of Amalgamation Sub, to the extent required by its Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound. This Agreement has been or will be duly executed and delivered by the Amalgamation Sub and it constitutes, and upon their execution and delivery, the Transaction Documents (to which it is a party to) will constitute, a valid and legally binding agreement of the Amalgamation Sub, enforceable against it in accordance with their representative terms.

Section 4.3 Approvals. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Authority is required on the part of the SPAC with respect to the SPAC’s execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filings as expressly contemplated by Article II (including with respect to the SPAC Continuance and the Amalgamation), (ii) the SEC declaration of effectiveness of the Proxy/Registration Statement, and (iii) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the SPAC.

Section 4.4 Non-Contravention. The execution, delivery or performance by the SPAC of this Agreement or any Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the organizational or constitutive documents of the SPAC, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the SPAC, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the SPAC or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the SPAC is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the SPAC or by which any of the SPAC Shares, or any of the assets of the SPAC is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the SPAC Shares, (e) cause a loss of any material benefit relating to its business to which the SPAC is entitled under any provision of any Permit or Contract binding upon the SPAC, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the SPAC’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a SPAC Material Adverse Effect.

Section 4.5 Finders’ Fees. Other than Alpha Innovators Limited or relating to the Fairness Opinion, there is no investment banker, broker, funder or other intermediary which has been retained by or is authorized to act on behalf of the SPAC or any of its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 4.6 Capitalization

(a) At the date of this Agreement, the authorized share capital of the SPAC is US$50,000 divided into 390,000,000 SPAC Class A shares, 100,000,000 SPAC Class B Shares and 10,000,000 preference shares of par value US$0.0001 each, of which 3,388,233 SPAC Class A Shares and 1,437,500 SPAC Class B Shares are issued and are outstanding as of the date hereof, and no preference shares are issued or outstanding. Except for the SPAC Securities as described in the IPO Prospectus or may be issued pursuant to this Agreement, the Finder’s Agreement or the Financing or the anti-dilution provisions as set forth in the SPAC’s Organizational Documents (including Article 12 of the third amended and restated articles of association of the SPAC), no other shares or other voting securities of the SPAC are issued, reserved for issuance or outstanding. All issued and outstanding SPAC Shares are, and all Amalgamation Consideration Shares, when issued, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the SPAC’s Organizational Documents or any contract to which SPAC is a party or by which SPAC is bound. Other than as described in the IPO Prospectus, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Shares or any capital equity of SPAC. Other than as described in the IPO Prospectus, there are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) As of the date hereof, the authorized share capital of the Amalgamation Sub is unlimited, of which one common share is issued and outstanding. As of immediately prior to the Closing, only one common share of the Amalgamation Sub will be issued and outstanding, and no other Equity Securities of the Amalgamation Sub are issued, reserved for issuance or outstanding. Other than as contemplated by this Agreement or the Finder’s Agreement, there are no outstanding contractual obligations of the SPAC to issue, repurchase, redeem or otherwise acquire any Equity Securities of the SPAC. There are no outstanding contractual obligations of the SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 4.7 Trust Account. As of September 29, 2025, the SPAC has at least $31.2 million in the trust fund established by the SPAC for the benefit of its public stockholders in a United States-based account at Continental Stock Transfer & Trust Company (the “Trust Account”), which is established by the transfer agent and maintained by the Trustee, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Trust Agreement. Other than as provided in this Agreement, there are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate or that would entitle any Person (other than SPAC Shareholders holding SPAC Shares sold in SPAC’s IPO who shall have elected to redeem their SPAC Shares pursuant to SPAC’s Organizational Documents and the underwriters of SPAC’s IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the SPAC Share Redemption and all prior redemptions of SPAC Class A Shares. There are no claims or proceedings pending or, to the knowledge of the SPAC, threatened with respect to the Trust Account. The SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of the SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Closing, the SPAC shall have no obligation whatsoever pursuant to the SPAC’s Organizational Documents to dissolve and liquidate the assets of the SPAC by reason of the consummation of the transactions contemplated hereby. As of the date hereof, following the Closing, other than as provided in this Agreement, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC at the Closing.

Section 4.8 Listing. As of the date hereof, the SPAC Units, SPAC Class A Shares, and SPAC Rights are listed on the Nasdaq Capital Market, with trading symbols “EURKU,” “EURK,” and “EURKR.” The SPAC is in compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of the SPAC, threatened against the SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, SPAC Class A Shares or SPAC Rights. The SPAC has not taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Shares or the SPAC Rights.

Section 4.9 Board Approval. The SPAC Board has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and the Transaction Documents, (ii) determined that the transactions contemplated hereby and thereby are in the best interests of the shareholders of the SPAC, and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in SPAC’s Organizational Documents.

Section 4.10 SPAC SEC Documents and Financial Statements

(a) Each of the (i) SPAC’s Annual Reports on Form 10-K for each fiscal year of the SPAC, beginning with the first year SPAC was required to file such a form, (ii) the SPAC’s Quarterly Reports on Form 10-Q for each fiscal quarter of SPAC beginning with the first quarter the SPAC was required to file such a form, (iii) all proxy statements relating to the SPAC’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents filed by SPAC with the SEC since SPAC’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, together with any amendments, restatements or supplements thereto, are available in full on the SEC’s website through EDGAR. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports, schedules, and other documents, together with any amendments, restatements or supplements thereto, required to be filed or furnished by it with the SEC since its formation, pursuant to the Exchange Act, the Securities Act and all regulations and rules promulgated thereunder (collectively and as they have been amended since the time of their filing or furnishing, the “SPAC SEC Documents”). The SPAC will timely file all of the foregoing documents with the SEC to the extent they are required by applicable Laws or rules subsequent to the date of this Agreement (the “Additional SPAC SEC Documents”). Each of the SPAC SEC Documents, as of the respective date of its filing, and as of the date of any amendment, complied, and each of the Additional SPAC SEC Documents will be prepared for and comply, in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such documents. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Documents and the Additional SPAC SEC Documents did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Documents. None of the SPAC SEC Documents filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

(b) The financial statements and notes contained or incorporated by reference in the SPAC SEC Documents (the “SPAC Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the SPAC as of the dates thereof and the results of operations of the SPAC for the periods reflected therein. The SPAC Financial Statements (i) were prepared from the Books and Records of the SPAC; (ii) were prepared on an accrual basis in accordance with GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the SPAC’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the SPAC with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the SPAC Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the Ordinary Course of the SPAC since the SPAC’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the SPAC.

Section 4.11 Not an Investment Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.12 Registration Statement and Proxy Statement. On the date the Proxy Statement is first mailed to the SPAC’s Shareholders, and at the time of the meeting for the SPAC Shareholder Approval, none of the information furnished by or on behalf of the SPAC in writing specifically for inclusion in the Proxy/Registration Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.13 Issuance of Shares. The Class A SPAC Shares issued as the Amalgamation Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and free of any Liens (other than Liens under the Transaction Documents, the applicable Laws and in the Organizational Documents).

Section 4.14 No Other Representations and Warranties. Except as otherwise expressly provided in this Article IV (as may be modified by the SPAC Disclosure Schedule), the SPAC hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC and their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, the SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the SPAC nor any other Person on behalf thereof has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any presentation or in any other information made available to the Company or any of its representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Article V.
COVENANTS OF PARTIES

Section 5.1 Conduct of the Business

(a) From the date hereof through the Closing Date, the Company shall, and shall cause the Company’s Subsidiaries to, conduct their respective business only in the Ordinary Course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the SPAC, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the SPAC’s prior written consent, the Company shall not, and shall procure the Company’s Subsidiaries not to:

(i) materially amend, modify or supplement the Organizational Documents of the Group Companies other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Group Companies, which involve amounts in excess of $100,000 individually or $300,000 in the aggregate;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which involves amounts of more than $100,000 individually or $300,000 in the aggregate; provided, however, that the Company may, without the prior written consent of the SPAC, assign its rights (but not its obligations) under the Option Purchase Agreement to a new entity (the “OPA Assignee”) that will be owned by the Company Shareholders in substantially similar proportions as their respective shareholdings in the Company as of the time of assignment so long as the Company shall continue to be jointly and severally liable for any obligations owed to the IPO Sponsor under the Option Purchase Agreement;

(iv) make any capital expenditures in excess of $25,000 individually or $75,000 in the aggregate;

(v) sell, lease, license or otherwise dispose of assets of any of the Group Companies or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of inventory in the Ordinary Course consistent with past practice, or (iii) not exceeding $25,000 individually or $75,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(vii) authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $25,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Group Companies;

(viii) obtain or incur any loan or other Indebtedness in excess of $50,000, including drawings under the existing lines of credit of the Group Companies;

(ix) suffer or incur any Lien on the assets of the Group Companies, except for Permitted Liens or the Liens incurred in the Ordinary Course consistent with past practice with values of no more than $25,000 individually or $75,000 in the aggregate;

(x) voluntarily suffer any damage, destruction or loss of property related to any assets of any of the Group Companies, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $25,000;

(xi) merge, consolidate with, amalgamate with or acquire any other Person or be acquired by any other Person;

(xii) suffer any insurance policy protecting any of the assets of the Group Companies with an aggregate coverage amount in excess of $75,000 to lapse;

(xiii) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any inventory or assets other than in the Ordinary Course consistent with past practice;

(xiv) change the principal place of business or jurisdiction of organization;

(xv) extend any loans other than travel or other expense advances to employees in the Ordinary Course or otherwise with the principal amount not exceeding $50,000 individually or in the aggregate;

(xvi) transfer, issue, sell, grant, pledge, redeem, repurchase or otherwise dispose of any capital stock or share, membership interests or other securities, or any securities exchangeable for or convertible into any share or any shares of its capital stock, except for the grant to employees the Company of Company Options to purchase a number of Company Shares that in the aggregate do not exceed 10% of the total number of Company Shares that are issued and outstanding as of the date of this Agreement in accordance with the Company Option Agreements;

(xvii) make or change any material Tax election or change any annual Tax accounting periods; or

(xviii) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement or the other Transaction Documents and Ordinary Course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent, the SPAC shall not amend, waive or otherwise change its Organizational Documents (other than in connection with the transactions contemplated by this Agreement or any SPAC Extensions as approved by the SPAC Shareholders to complete a Business Combination) or the Trust Agreement in any manner adverse to the SPAC.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

Section 5.2 Alternative Proposals and Alternative Transactions. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article VIII and (y) the Closing, other than in connection with the transactions contemplated by this Agreement and the other Transaction Documents (including for these purposes the Financing), the Company, the SPAC or the Amalgamation Sub shall not, and shall cause their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, propose, initiate, engage, respond to inquiries, or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transactions, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the SPAC or the Group Companies, as the case may be (other than the transactions contemplated by this Agreement and the other Transaction Documents (including for these purposes the Financing)): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the Ordinary Course) or any class or series of the share capital or capital stock or other equity interests of the SPAC or the Group Companies, as the case may be, in a single transaction or series of transactions, or (3) any other transaction or series of transactions which would be or potentially could be in conflict with the Transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the SPAC or any Group Company or any of its respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. Each party shall keep the other party informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

Section 5.3 Access to Information. From the date hereof until and including the Closing Date, each Party shall (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the such party as the other party may request and (c) cause its respective employees, advisors, legal counsel, accountants and other representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by any party in this Agreement and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any party. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

Section 5.4 Notices of Certain Events. Each of the Parties hereto shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Group Companies or any of the Group Companies’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents;

(c) any Actions commenced or, to any party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(d) with respect to the Group Companies, the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result in a Company Material Adverse Effect;

(e) with respect to the SPAC, the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result in a SPAC Material Adverse Effect; and

(f) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation or warranty made hereunder by any party to be false or misleading in any material respect or to omit or fail to state a material fact.

Section 5.5 Proxy/Registration Statement and SPAC Shareholder Approval

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, the SPAC shall prepare and file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (1) the SPAC Shareholders’ Meeting to approve and adopt: (A) the Business Combination and the Transactions as contemplated by this Agreement and the other Transaction Documents, including without limitation the SPAC Continuance and the Amalgamation (the “Business Combination Proposal”), (B) the deregistration of the SPAC as a Cayman Islands exempted company in accordance with section 206 of the Companies Act and, immediately upon such deregistration, the continuance of SPAC into Canada under the CBCA and, conditional upon, and with effect from, the continuance of the SPAC into Canada under the CBCA, the name of SPAC be changed from “Eureka Acquisition Corp” to “Marine Thinking Holdings Inc.” or such other name as the Parties may agree on (the “SPAC Continuance Proposal”), (C) the amendment and restatement of the Organizational Documents of the SPAC in accordance with Section 2.4(b) hereof (including, without limitation, the removal of the $5,000,001 net tangible assets requirement in the current SPAC Organizational Documents) (the “Organizational Documents Proposal”), (D) the appointment and/ or removal of the directors of the SPAC in accordance with Section 5.19 (the “Director Appointment Proposal”), (E) the adoption and approval of the SPAC Equity Incentive Plan (the “Equity Incentive Plan Proposal”), (F) the issuance of the SPAC Class A Shares in connection with the Transactions (including the Financing) (the “Share Issuance Proposal”), (G) any other proposals as the SEC, Nasdaq or any Alternative Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (H) any other proposals as determined by the SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (I) adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in (A) through (I), and any other proposal that may be agreed by the SPAC and the Company to be included in the proposals to be submitted to the SPAC Shareholders’ Meeting for approval, collectively, the “Transaction Proposals”), and (2) the registration under the Securities Act of the Amalgamation Consideration Shares to be issued pursuant to this Agreement. For the avoidance of doubt, the Proxy/Registration Statement shall include the PCAOB Financials. The SPAC and the Company shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the SPAC and the Company shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the SPAC Class A Shares pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, the SPAC shall use reasonable best efforts to, within five (5) Business Days thereof, mail the Proxy/Registration Statement to the SPAC Shareholders.

(ii) Each of the Parties hereto shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of the SPAC and the Company or their respective Affiliates to any regulatory Authority (including Nasdaq or any Alternative Exchange) in connection with the Transactions.

(iii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually agreed upon by the SPAC and the Company. The SPAC will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the SPAC Class A Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company a reasonable opportunity to provide comments and amendments to any such filing. The SPAC and the Company shall cooperate and mutually agree upon any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iv) If, at any time prior to the Amalgamation Effective Time, any information, event or circumstance relating to the SPAC or its officers or directors, should be discovered by the SPAC, which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the SPAC shall promptly inform the Company. If, at any time prior to the Amalgamation Effective Time, any information, event or circumstance relating to the Group Companies or its officers or directors, should be discovered by the Company, which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform the SPAC. Thereafter, the SPAC and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and the SPAC shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholder Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the SPAC shall establish a record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholder Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matter as may be mutually agreed by the SPAC and the Company. The SPAC will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholder Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholder Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq (or any Alternative Exchange) rules and the Organizational Documents of the SPAC. The SPAC (X) shall consult with the Company regarding the depositary interest record date and the date of the SPAC Shareholders’ Meeting and (Y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company; provided, however, that SPAC shall adjourn or postpone the SPAC Shareholders’ Meeting (1) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient shares of SPAC represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, or (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable the SPAC to solicit additional proxies required to obtain SPAC Shareholder Approval; provided further, however, that the SPAC shall adjourn or postpone on not more than three occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of 45 consecutive days in connection with such adjournment or postponement.

(ii) The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the SPAC Shareholders vote in favour of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation unless in strict observance of their common law or fiduciary duties.

Section 5.6 Company Shareholder Approval.

(a) Promptly after the Proxy/Registration Statement has been declared effective by the SEC, (a) the Company will call a meeting of the Company Shareholders (the “Company Special Meeting”) or otherwise solicit written consents in order to obtain the required approval of Company Shareholders’ of the Company Amalgamation Resolution (the “Company Shareholder Approval” and together with the Company Board Approval, the “Company Approvals”); and (b) the Company shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favor of the Company Amalgamation Resolution prior to any such Company Special Meeting, and to take all other actions necessary or advisable to secure such approval, including enforcing the Voting Agreements.

(b) Subject to the terms of this Agreement, and provided that the Company does not seek approval by way of a written consent resolution of Company Shareholders, the Company shall convene and conduct the Company Special Meeting in accordance with its Organizational Documents, applicable Laws as soon as reasonably practicable upon completion of the Company Information Circular, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Special Meeting without the prior written consent of the SPAC (not to be unreasonably withheld, delayed or conditioned). The Company shall consult with the SPAC in fixing the record date for the Company Special Meeting and the date of the Company Special Meeting, give notice to the SPAC of the Company Special Meeting and allow the SPAC’s representatives and legal counsel to attend the Company Special Meeting. The Company shall use its commercially reasonable efforts to encourage holders of the Company Shares to vote in favour of the Company Amalgamation Resolution, including to take all action reasonably necessary or advisable to secure the approval of the Company Amalgamation Resolution.

(c) The Company shall provide the SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Amalgamation Resolution; (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Amalgamation; (iii) the right to demand postponement or adjournment of the Company Special Meeting if, based on the tally of proxies, the Company will not receive the required approval in respect of the Company Amalgamation Resolution, and (iv) the right to review and comment on all communications sent to Company Shareholders in connection with the Company Special Meeting.

Section 5.7 Company Information Circular.

(a) In the event the Company seeks approval of the Company Amalgamation Resolution at a Company Special Meeting rather than by way of a written consent resolution, the Company shall promptly prepare and complete, in good faith consultation with the SPAC, management information circular (including any schedules and exhibits thereto) together with any other documents required by applicable Laws (“Company Information Circular”) in connection with the Company Special Meeting and, and the Company shall promptly following the execution of this Agreement, cause the Company Information Circular to be sent to each Company Shareholder and other person as required by applicable Law. For the avoidance of doubt, the Company Information Circular is not required in the event the Company seeks approval of the Company Amalgamation Resolution by way of a written resolution signed by all Company Shareholders.

(b) The Company shall ensure that the Company Information Circular (i) complies with its Organizational Documents and applicable Laws; (ii) does not contain any misrepresentation; (iii) provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Special Meeting; and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Laws.

(c) The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that the board of directors of the Company has unanimously (i) determined that the Amalgamation is in the best interests of the Company and fair to the Company Shareholders; and (ii) recommended that the Company Shareholders vote in favour of the Company Amalgamation Resolution.

(d) The Company shall give the SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and agrees that information relating to the SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to the SPAC.

(e) The Company shall promptly notify the SPAC if it becomes aware that the Company Information Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by applicable Law.

Section 5.8 Canadian Prospectus. The Parties shall prepare and the SPAC shall file with the Nova Scotia Securities Commission and securities regulator each other province as the Parties may mutually agree, a preliminary and final non-offering prospectus (the “Canadian Prospectus”) in sufficient time for the SPAC to become a reporting issuer in the Province of Nova Scotia and such other provinces as the Parties may mutually agree promptly following the Closing Date. Each Party shall use its reasonable best efforts to cause each of the preliminary and final non-offering prospectus to comply as to form in all material respects with applicable Canadian securities Laws. The Parties and their counsel shall be afforded a reasonable amount of time to review the preliminary and final non-offering prospectus prior to their respective filings and shall consider for inclusion in the preliminary and final non-offering prospectus and/or any amendment or supplement thereto any reasonable comments proposed by the SPAC.

Section 5.9 Support of Transactions; Financing. Without limiting any covenant contained in this Article V, the SPAC and the Company shall each, and each shall cause its Subsidiaries and Affiliates to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the SPAC or the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, (b) work collaboratively and use reasonable best efforts to obtain investments in Equity Securities of the SPAC (the “Financing”), and (c) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VI, in the case of any Transaction Documents to which such Party will be a party after the date of this Agreement, to execute and deliver such Transaction Documents pursuant to this Agreement, or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 5.10 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement and the Transaction Documents. The Parties shall execute and deliver such other documents, certificates, agreements, financial statements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement and the Transaction Documents. From the date hereof and through the Closing, the Company shall procure that the other Group Companies to comply with the terms of this Agreement and the other Transaction Documents and to perform its obligations under this Agreement and the other Transaction Documents, and shall be jointly and severally liable for any obligations or Liabilities of the Group Companies under this Agreement and the other Transaction Documents.

Section 5.11 Confidentiality. Except as necessary to complete the Proxy/Registration Statement, each Party shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Parties, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such Party shall give timely written notice to the other Parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief, and then such Party shall be entitled to disclose such confidential information pursuant to applicable Laws (regardless of whether the protective order or other appropriate relief is obtained or not). Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The Parties acknowledge and agree that certain confidential information will be required to be disclosed in the Proxy/Registration Statement.

Section 5.12 Pre-IPO Investment. The Parties acknowledge that the Company is currently negotiating pre-IPO investments into the Company with potential investors (“Pre-IPO Investments”). The Company shall keep the SPAC reasonably apprised of the status of any Pre-IPO Investments, and shall not enter into any definitive agreements with respect to such Pre-IPO Investments or consummate any such Pre-IPO Investments without the prior written consent of the SPAC (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that no such consent shall be required for any one or more Pre-IPO Investments in which the total number of Company Shares issued or issuable pursuant to the term of such Pre-IPO Investment(s) is no more than 5% of the total number of Company Shares issued and outstanding as of the date hereof in the aggregate so long as the investment terms of such Pre-IPO Investments will not have any adverse impact on the SPAC and its shareholders or the transactions contemplated by this Agreement and the other Transaction Documents, and the Company shall procure that the investors acquiring Company Shares in the Pre-IPO Investments shall sign and deliver the Voting Agreement to the SPAC so that at all times prior to and at the Company Special Meeting, the Company Shareholders that have signed the Voting Agreement and committed to vote in favor of the Company Amalgamation Resolution at the Company Special Meeting shall hold more than 2/3 of the total voting power of all of the issued and outstanding Company Shares.

Section 5.13 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes that are due and payable, as required by any Taxing Authority, and duly observe and conform in all material respects, to all applicable Laws and Orders.

Section 5.14 PCAOB Financials.

(a) The Company expects to deliver to the SPAC, (i) on or before November 5, 2025, audited consolidated financial statements of the Company for the fiscal years ended April 30, 2024 and April 30, 2025, respectively, (ii) on or before November 5, 2025, unaudited management account consolidated financial statements of the Company for the three months period ended July 31, 2024 and July 31, 2025, respectively, (iii) on or before November 20, 2025, unaudited consolidated financial statements of the Company for the three months period ended July 31, 2024 and July 31, 2025, respectively, and (iv) on or before January 16, 2026, unaudited consolidated financial statements of the Company for the three months period ended October 31, 2024 and October 31, 2025, respectively, (the financial statements in (i), (iii) and (iv) above prepared in conformity with GAAP under the standards of the Public Company Accounting Oversight Board (the “PCAOB Financials”)). The PCAOB Financials shall be (i) prepared from the Books and Records of the Group Companies; (ii) prepared on an accrual basis in accordance with GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended and (v) included in the Proxy/Registration Statement and the Canadian Prospectus. The Company shall also prepare and include in the Canadian Prospectus such financial statements as may be required by applicable Laws. The PCAOB Financials will be complete and accurate and fairly present in all material respects, in conformity with GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company shall provide additional financial information as reasonably requested by the SPAC for inclusion in any filings to be made by the SPAC with the SEC.

(b) The PCAOB Financials, when completed and delivered to the SPAC, will be complete and accurate and fairly present in all material respects, in conformity with GAAP applied on a consistent basis in all material respects, the financial position of each Group Company as of the dates thereof and the results of operations of each Group Company for the periods reflected therein. The PCAOB Financials, when completed and delivered to the SPAC, (i) will have been prepared from the Books and Records of the Group Companies; (ii) will have been prepared on an accrual basis in accordance with GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Group Companies with respect to the periods then ended. The PCAOB Financials, when completed and delivered to the SPAC, will be prepared in accordance with Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105. The PCAOB Financials, when completed and delivered to the SPAC, will be audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

Section 5.15 Use of Proceeds. Following the Closing, the cash of the SPAC (including any proceeds from the Financing and/or the pre-IPO investment proceeds pursuant to Section 5.12 hereof and the funds remaining in the Trust Account after the SPAC Share Redemption) shall be used as follows: first, to pay or reimburse the unpaid SPAC Transaction Expenses, if any (including repayment of any obligations or loans owed to the IPO Sponsor and/or its designees for payment of SPAC Transaction Expenses), and second, to be used for working capital and general corporate purposes of the SPAC.

Section 5.16 Nasdaq or Alternative Exchange Listing. From the date hereof until the Closing, the SPAC shall ensure the SPAC remains listed as a public company on the Nasdaq and shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. Each of the Company and the SPAC shall use its reasonable best efforts to cause: (a) the SPAC to satisfy all applicable continuing listing requirements of Nasdaq or another stock exchange as mutually agreed between the Parties (the “Alternative Exchange”), as applicable; and (b) the SPAC Class A Shares issuable pursuant to the Transactions in accordance with this Agreement or the other Transaction Documents to be approved for listing on the Nasdaq or the Alternative Exchange, as applicable, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. From the date hereof through the Closing, each Party shall notify the other Parties of any communications or correspondence from Nasdaq or the Alternative Exchange, as applicable, with respect to the listing of the SPAC Class A Shares, compliance with the rules and regulations of the Nasdaq or the Alternative Exchange, as applicable, and any potential suspension of listing or delisting action contemplated or threatened by the Nasdaq or the Alternative Exchange, as applicable. Promptly after the date hereof and prior to the Closing, the SPAC shall procure the reservation of a ticker symbol as may be reasonably agreed by the SPAC and the Company on Nasdaq or on the Alternative Exchange as mutually agreed by them.

Section 5.17 No Trading in SPAC Securities. The Company acknowledges and agrees that it is aware, and that each other Group Company has been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not, and shall procure other Group Companies not to, purchase or sell any Equity Securities of the SPAC in violation of such Laws, or cause or encourage any Person to do any of the foregoing.

Section 5.18 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to Trustee (which notice the SPAC shall provide to Trustee in accordance with the terms of the Trust Agreement)), the SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Trustee pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any SPAC Class A Shares in connection with the SPAC Share Redemption at the Closing; (b) the payment of SPAC Transaction Expenses; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to the SPAC in accordance with the Trust Agreement.

Section 5.19 Post-Closing Directors of the SPAC. Subject to the terms of the SPAC’s Organizational Documents, the SPAC and the Company shall take all such action within its power as may be necessary or appropriate such that as of immediately prior to, from and after the Closing, each of the SPAC Board and the board of directors of the Amalco shall consist of seven (7) directors:

(a) six directors shall be designated by the Company, four of whom shall be “independent” for purposes under Nasdaq (or any Alternative Exchange) rules requirements and one of whom shall be the “financial expert” as determined under SEC rules and regulation,

(b) one director shall be designated by the IPO Sponsor or its Affiliates; and

(c) at least five (5) of such seven (7) directors shall be Canadian citizens.

Section 5.20 D&O Indemnification and Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC and the Company, as applicable (the “D&O Indemnified Parties”) as provided in their respective organizational documents, in each case as in effect on the date hereof, or under any indemnification, employment or other similar agreements between any D&O Indemnified Party and any of the SPAC and the Company, as applicable in effect on the Signing Date and disclosed in Section 5.20(a) of the SPAC Disclosure Schedule, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. From and after the Closing, the SPAC agrees that it shall indemnify and hold harmless each D&O Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, the SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the SPAC shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the SPAC, the Company and their respective Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the SPAC, the Company or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, the SPAC shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the SPAC’s, the Company or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the SPAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the SPAC be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the SPAC for such insurance policy for the year ended December 31, 2024; provided, however, that (i) the SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Amalgamation Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this  Section 5.20 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.20 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the SPAC and all successors and assigns of the SPAC. In the event that the SPAC or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the SPAC shall ensure that proper provision shall be made so that the successors and assigns of the SPAC shall succeed to the obligations set forth in this Section 5.20.

(d) On the Closing Date, the SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the SPAC with the post-Closing directors and officers of the SPAC, which indemnification agreements shall continue to be effective following the Closing.

Section 5.21 Shareholder Litigation.

(a) In the event that any litigation related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the SPAC, threatened in writing, against the SPAC or the SPAC Board by any of the SPAC’s shareholders prior to the Closing, the SPAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. The SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any litigation related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the board of directors of the Company by any of the Company’s shareholders prior to the Closing, the Company shall promptly notify the SPAC of any such litigation and keep the SPAC reasonably informed with respect to the status thereof. The Company shall provide the SPAC the opportunity to participate in (subject to a customary joint defense agreement), the defense of any such litigation, shall give due consideration to the SPAC’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.22 SPAC Extension. Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with Article VIII, upon written request by the SPAC, the Company shall provide all necessary assistance to the SPAC to extend the deadline by which the SPAC must complete its initial Business Combination (a “SPAC Extension”) until a date that is no later than the Outside Closing Date.

Section 5.23 Promissory Notes. The Company acknowledges and agrees that from time to time after the date hereof and prior to the Closing, the SPAC and the IPO Sponsor shall be entitled to enter into one or more promissory notes in substantially the same form as the Initial Promissory Note (the “Additional Promissory Note” and together with the Initial Promissory Note, the “Promissory Notes”) pursuant to which the IPO Sponsor has agreed to provide to the SPAC loans for working capital, any SPAC Extension or other purposes. For the avoidance of any doubt, any amounts outstanding under the Promissory Notes as of the Closing (excluding any amounts that the IPO Sponsor has elected to convert into the SPAC Units prior to the Closing in accordance with the terms thereof) shall be deemed part of the SPAC Transaction Expenses and shall be repaid to the IPO Sponsor by the Company in accordance with Section 2.7; provided, however, that to the extent that the SPAC lacks sufficient working capital to fully repay the balance of the Promissory Notes that have not been so converted at the election of the IPO Sponsor, such remaining balance will be a post-Closing obligation of the SPAC.

Section 5.24 Tax Matters.

(a) Each of SPAC and the Company shall use its respective commercially reasonable efforts to cause the SPAC Continuance and the Amalgamation to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede each of the SPAC Continuance and the Amalgamation from qualifying for the Intended Tax Treatment. Each of SPAC and the Company shall report the Transactions consistently with the Intended Tax Treatment unless otherwise required by Tax Law, including pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) In the event that the SEC requests a tax opinion regarding the qualification of the SPAC Continuance for the Intended U.S. Tax Treatment, the SPAC shall use its commercially reasonable efforts to obtain such opinion from DLA or other counsel of the SPAC. In the event that the SEC requests a tax opinion regarding the qualification of the Amalgamation for the Intended U.S. Tax Treatment, the Company shall use its commercially reasonable efforts to obtain such opinion from Loeb & Loeb LLP or other counsel of the Company. In the event that SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, or the SEC requests or requires tax opinions, each Party shall use reasonable efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement or the other Transaction Documents) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

Section 5.25 Confirmatory Assignment Agreement. On or prior to the Closing Date, the Company shall procure and deliver to the SPAC all of the duly executed Confirmatory Assignment Agreements. The Company shall also procure that the assignment as contemplated by the Confirmatory Assignment Agreements shall be duly recorded or approved by all relevant Authorities, including the United States Patent and Trademark Office and the Canadian Intellectual Property Office on or prior to the Closing Date.

Section 5.26 CBCA Statutory Declaration. Prior to the Closing, the Company shall prepare and deliver a statutory declaration, executed by its director or officer as required under the CBCA in the form acceptable to the SPAC and dated as of the Closing Date, to confirm that:

(a) the Company will be able to pay its liabilities as they become due;

(b) the realizable value of its assets will not be less than the aggregate of its liabilities and stated capital of all classes; and

(c) no creditor of the Company will be prejudiced by the Amalgamation.

Article VI.
CONDITIONS TO CLOSING

Section 6.1 Condition to the Obligations to Close of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) Neither the provisions of any applicable Law nor any Order shall prohibit or prevent the consummation of the Transactions.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The SEC shall have declared the Proxy/Registration Statement effective. No stop order suspending the effectiveness of the Proxy/Registration Statement or any part thereof shall have been issued and outstanding.

(d) (i) the SPAC Class A Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq or the Alternative Exchange (to the extent such approval is required) and the SPAC will, as of and immediately following the Closing, satisfy any applicable initial and continuing listing requirements of Nasdaq or the Alternative Exchange, and the SPAC shall not have received any notice of non-compliance therewith, and (ii) as of the Closing Date, the SPAC shall not have received any written notice from Nasdaq or the Alternative Exchange that it has failed, or would reasonably be expected to fail, to meet the applicable listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the Alternative Exchange or the underlying failure appropriately remedied or satisfied.

(e) The SPAC Shareholder Approval shall have been duly obtained.

Section 6.2 Conditions to Obligations to Close of the SPAC. The obligation of the SPAC to consummate the Closing is subject to the satisfaction, or the waiver at the SPAC’ sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article III in this Agreement shall in all material respects: (i) be true and correct at and as of the date of this Agreement, and (ii) be true and correct as of the Closing Date (except for the representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date).

(c) There shall have been no event, change or occurrence which has a Company Material Adverse Effect.

(d) The SPAC shall have received the Lock-up Agreements duly executed by each of the Lock-up Company Shareholders, the Non-Compete Agreement duly executed by the Company Shareholders who are signatories thereto, the Registration Rights Agreement duly executed by the Company Shareholders who are signatories thereto, and the Employment Agreements duly executed by each Key Executive, in each case dated as of the Closing Date, as well as the duly executed Confirmatory Assignment Agreements.

(e) The SPAC shall have received the certified true copies of the Company Approvals.

(f) There shall have been no material breach of the Option Purchase Agreement by the Company or the OPA Assignee (including without limitation any failure to pay the Purchase Price (as defined in the Option Purchase Agreement) in accordance with the terms thereof).

(g) The aggregate number of Dissent Shares shall not exceed 5% of the aggregate number of Company Shares outstanding immediately prior to the Amalgamation Effective Time.

(h) The SPAC Board shall have received a Fairness Opinion confirming the fairness of the Company Valuation, and such Fairness Opinion has not been withdrawn.

Section 6.3 Conditions to Obligations to Close of the Company . The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The SPAC shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the SPAC contained in Article IV of this Agreement shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a SPAC Material Adverse Effect.

(c) There shall have been no event, change or occurrence which has a SPAC Material Adverse Effect.

(d) The Company shall have received the Lock-up Agreement duly executed by the IPO Sponsor and the Registration Rights Agreement duly executed by the parties thereto (other than the Company Shareholders), in each case dated as of the Closing Date.

(e) There shall have been no material breach of the Promissory Notes by the IPO Sponsor (including without limitation any failure to provide the loan to the SPAC in accordance with the terms thereof).

Section 6.4 Frustration of Conditions. None of SPAC or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply in all material respects with its obligations hereunder.

Article VII.
DISPUTE RESOLUTION

Section 7.1 Arbitration

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his or her decision shall be rendered within the period referred to in Section 7.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

Section 7.2 Waiver of Jury Trial; Exemplary Damages

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS.

(b) Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledges that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article VIII.
TERMINATION

Section 8.1 Termination This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the SPAC and the Company at any time prior to Closing;

(b) by the SPAC or the Company by giving written notice to the other if any Law or Order shall have enacted, issued, promulgated or enforced which has become final and non-appealable and has the effect of making the consummation of the Transactions illegal;

(c) by the SPAC or the Company by giving written notice to the other if the SPAC Shareholder Approval shall fail to receive the requisite vote for approval at the at the SPAC Shareholders’ Meeting;

(d) in the event that the Closing of the transactions contemplated hereunder has not occurred within eighteen (18) months following the date of this Agreement (as may be extended by the mutual agreement of the SPAC and the Company, the “Outside Closing Date”), by the SPAC or the Company by giving written notice to the other at any time after the Outside Closing Date, provided that provided, further, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the SPAC if the SPAC’s material breach of this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Outside Closing Date, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s material breach of this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Outside Closing Date;

(e) by the SPAC by giving written notice to the Company, if the Company shall have failed to deliver any of the PCAOB Financials to the SPAC on or before the applicable date in accordance with Section 5.14(a);

(f) by the SPAC by giving written notice to the Company, if the Company fails to pay the Purchase Price (as defined in the Option Purchase Agreement) in accordance with the payment schedule as set forth in Section 1.2 of the Option Purchase Agreement;

(g) by the Company by giving written notice to the SPAC, if the IPO Sponsor fails to provide the loan to the SPAC if and when required under the terms set forth in the Promissory Notes;

(h) by the SPAC by giving written notice to the Company, if there shall have been a Company Material Adverse Effect which is uncured for at least ten (10) Business Days after written notice of such Company Material Adverse Effect is provided by the SPAC to the Company;

(i) by the SPAC by giving written notice to the Company, if a SPAC Extension is not effected and the SPAC must liquidate in accordance with its Organizational Documents; or

(j) by SPAC by written notice to the other Parties if the Company Shareholder Approval shall not have been obtained within twenty (20) Business Days after the Proxy/Registration Statement becomes effective.

Section 8.2 Termination upon Material Breach.

(a) The SPAC may terminate this Agreement by giving notice to the Company prior to the Closing, without prejudice to any rights or obligations the SPAC may have, if the Company shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Transaction Documents to be performed on or prior to the Closing Date and such breach shall not be cured within thirty (30) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to the SPAC prior to the Closing, without prejudice to any rights or obligations the Company may have, if the SPAC shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Transaction Documents to be performed on or prior to the Closing Date and such breach shall not be cured within thirty (30) days following receipt by the SPAC of a notice describing in reasonable detail the nature of such breach.

Section 8.3 Effect of Termination.

(a) In the event that this Agreement is terminated pursuant to Section 8.1 or Section 8.2 hereof, this Agreement shall forthwith become void, except: (i) Article VII, this Section 8.3, and Article IX shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (subject to Section 9.3).

(b) In the event that this Agreement is terminated pursuant to Section 8.1(d) or Section 8.2(a), then, without prejudice to any rights or obligations the SPAC may have, within five (5) Business Days of such termination, the Company shall pay to the SPAC a termination fee in the amount of $2,000,000 by wire transfer in immediately available funds to an account designated by the SPAC in writing.

(c) In the event that this Agreement is terminated pursuant to Section 8.2(b), then, without prejudice to any rights or obligations the Company may have, within five (5) Business Days of such termination, the SPAC shall pay to the Company a termination fee in the amount of $2,000,000 by wire transfer in immediately available funds to an account designated by the Company in writing.

(d) The parties acknowledge and hereby agree that the payment of the termination fee if, as and when required pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the applicable party in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

Article IX.
MISCELLANEOUS

Section 9.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the SPAC:

14 Prudential Tower

Singapore 049712

Attn: Fen Zhang

Email: eric.zhang@herculescapital.group; jason.wang@herculescapital.group with a copy to (which shall not constitute notice):

DLA Piper UK LLP

20th Floor South Tower Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attn: James Chang, Esq.; Yang Ge, Esq.

Email: james.chang@dlapiper.com; Yang.Ge@dlapiper.com

if to the Company, to:

1096 Marginal Rd, Suite 110

Halifax, NS B3H 4N4, Canada

Attn: Patrick Sapphire

Email: patrick.sapphire@marinethinking.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Lawrence Venick, Esq.

Email: lvenick@loeb.com

Section 9.2 Non-survival or Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) claims based on fraud, (b) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (c) this Article IX and any corresponding definitions set forth in Article I.

Section 9.3 No Claim Against Trust Account. The Company acknowledges that it has read the IPO Prospectus and other SPAC SEC Documents as filed under the Exchange Act, the SPAC’s Organizational Documents, and the Trust Agreement and understands that the SPAC has established the Trust Account described therein for the benefit of the SPAC’s public and that, except for a portion of the interest earned on the amounts held in the Trust Account pursuant to the Trust Agreement, the SPAC may only disburse the funds in the Trust Account (i) to the public shareholders in the event of the conversion of their shares upon consummation of a business combination or amendment to the SPAC’s certificate of incorporation relating to pre-business combination activity, (ii) to the public shareholders in connection with the SPAC’s liquidation in the event the SPAC is unable to consummate a business combination within the required time, and (iii) to the SPAC concurrently with, or after the SPAC consummates a business combination. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by July 3, 2026 or such later date as approved by the SPAC Shareholders to complete a Business Combination, the SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, for and in consideration of the SPAC entering into this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any past, present or future Action of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever.

Section 9.4 Amendments; No Waivers; Remedies

(a) This Agreement cannot be amended, except by a writing signed by each Party, and cannot be terminated orally or by course of conduct. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 9.5 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.6 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of the SPAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 9.6(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 9.6(a).

(b) The restriction in Section 9.6(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing

Section 9.7 Expenses.

(a) Except as otherwise set forth in this Agreement (including Section 2.7), each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

(b) For the avoidance of doubt and without prejudice to the Company’s obligations under Section 2.7, any SPAC Transaction Expenses that have not been paid in full at the Closing shall be borne by the SPAC.

Section 9.8 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

Section 9.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

Section 9.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

Section 9.11 Entire Agreement. This Agreement together with the other Transaction Documents, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Transaction Documents, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Transaction Documents, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Transaction Documents, except those expressly stated herein or therein.

Section 9.12 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

Section 9.13 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) All monetary figures used herein shall be in United States dollars unless otherwise specified.

(c) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(d) The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning

(e) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all” .

(f) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(g) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(h) Captions/headings are not a part of this Agreement, but are included for convenience, only.

(i) A reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i) that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision;

(ii) any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii) any subordinate legislation or regulation made under the relevant statute or statutory provision.

Section 9.14 Third Party Beneficiaries.

(a) Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Group Company, or any participant in any Company Equity Plan or employee benefit plan (if any), any party to any Company Option Agreement, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the Parties, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of the SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Equity Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 5.20, and (ii) the IPO Sponsor (and its applicable Affiliates, successors, heirs and representatives) is intended third-party beneficiary of, and may enforce, Section 5.19.

(b) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties (including the Company and the SPAC).

Section 9.15 Specific Performance.

(a) The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with this Agreement this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy);

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[The remainder of this page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed as of the date first above written.

SPAC	Eureka Acquisition Corp

	By:	/s/ Fen Zhang
	Name:	Fen Zhang
	Title:	Director

Company	Marine Thinking Inc.

	By:	/s/ Lishao Wang
	Name:	Lishao Wang
	Title:	Chairman

Amalgamation Sub	17358750 Canada Inc.

	By:	/s/ Fen Zhang
	Name:	Fen Zhang
	Title:	Director

Annex 1

Amalgamation Agreement

Annex 1

Exhibit A Form of Voting Agreement

Exhibit A

Exhibit B Form of Support Agreement

Exhibit B

Exhibit C Form of Registration Rights Agreement

Exhibit C

Exhibit D Forms of Lock-up Agreement

Exhibit D

Exhibit E Form of Non-Compete Agreement

Exhibit E

Exhibit F Form of New Articles

Exhibit F